




                                                                    EXHIBIT 10.6




                       CONSOLIDATED, AMENDED AND RESTATED

                           REVOLVING CREDIT AGREEMENT


                           DATED AS OF JUNE 28, 1996

                                     AMONG

                HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP,

                              HORIZON GROUP, INC.,

                      THE FIRST NATIONAL BANK OF CHICAGO,

               WELLS FARGO REALTY ADVISORS FUNDING, INCORPORATED,

                            AMSOUTH BANK OF ALABAMA,

                                   COMERICA,

                         KEYBANK NATIONAL ASSOCIATION,

                               MELLON BANK, N.A.,

                            MICHIGAN NATIONAL BANK,

                 BHF-BANK AKTIENGESELLSCHAFT, NEW YORK BRANCH,

                                      AND

                       THE FIRST NATIONAL BANK OF CHICAGO

                                      AND

               WELLS FARGO REALTY ADVISORS FUNDING INCORPORATED,

                                  AS CO-AGENTS
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ARTICLE I  DEFINITIONS AND ACCOUNTING TERMS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

       1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.2     Financial Standards  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

ARTICLE II  THE FACILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

       2.1     The Facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       2.2     Responsibility for Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
       2.3     Evidence of Credit Extensions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       2.4     Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
       2.5     Required Principal Repayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       2.6     Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       2.7     Selection of Rate Options and Interest Periods   . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
       2.8     Method of Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       2.9     Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       2.10    Lending Installations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       2.11    Non-Receipt of Funds by Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.12    Tax and Insurance Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.13    Security Deposit Account   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.14    Grant of Security Interest   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.15    Guaranty by General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.16    New Collateral   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
       2.17    Release of Properties.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

ARTICLE III  CHANGE IN CIRCUMSTANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

       3.1     Yield Protection   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       3.2     Changes in Capital Adequacy Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
       3.3     Funding Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
       3.4     Lender Statements; Survival of Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

ARTICLE IV  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

       4.1     Conditions Precedent to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       4.2     Conditions Precedent to Addition of New Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   39
       4.3     Conditions Updating Initial Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
       4.4     Conditions Precedent to All Advances   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

ARTICLE V  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46

       5.1     Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       5.2     Corporate Powers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       5.3     Power of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
       5.4     Government and Other Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
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       5.5     Zoning and Use   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       5.6     Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       5.7     Enforceability of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       5.8     Validity and Perfection of Security Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       5.9     Title to Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
       5.10    Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       5.11    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       5.12    Investment Company Act of 1940   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       5.13    Public Utility Holding Company Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       5.14    Regulation U   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
       5.15    No Material Adverse Financial Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       5.16    Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       5.17    Factual Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       5.18    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       5.19    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
       5.20    Environmental Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       5.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       5.22    Leases   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       5.23    No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50
       5.24    No Violation of Usury Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       5.25    Not a Foreign Person   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       5.26    No Trade Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       5.27    Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       5.28    Land Trusts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

ARTICLE VI  ADDITIONAL REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51

       6.1     Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
       6.2     Corporate Powers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       6.3     Power of Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       6.4     Government and Other Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       6.5     Compliance With Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       6.6     Enforceability of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   52
       6.7     Liens; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.8     Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.9     Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.10    Investment Company Act of 1940   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.11    Public Utility Holding Company Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.12    No Material Adverse Financial Change   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.13    Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
       6.14    Factual Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
       6.15    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
       6.16    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
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       6.17    No Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   54
       6.18    No Violation of Usury Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
       6.19    Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

ARTICLE VII  AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55

       7.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
       7.2     Financial Statements, Reports, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   56
       7.3     Existence and Conduct of Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
       7.4     Control of Sale or Encumbrance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
       7.5     Appraisals of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       7.6     Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       7.7     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       7.8     Payment of Obligations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       7.9     Compliance with Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       7.10    Compliance with Budget   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       7.11    Adequate Books   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       7.12    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       7.13    Maintenance of Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

ARTICLE VIII  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60

       8.1     Change in Business   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       8.2     Change of Ownership or Management of Properties  . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
       8.3     Minimum Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.4     Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.5     Leverage Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.6     Maintenance of EBITDA.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.7     Major Amendments and Major Leases.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.8     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
       8.9     Leasing to Consolidated Tenants.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
       8.10    Maintenance of EBITDA to Total Funded Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
       8.11    Foreign Centers.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
       8.12    Floating Rate Debt.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
       8.13    Venture Investments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
       8.14    Distributions.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   62

ARTICLE IX  DEFAULTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63

       9.1     Nonpayment of Principal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       9.2     Negative Covenants.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       9.3     Nonpayment of Interest and Other Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       9.4     Cross Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
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       9.5     Loan Documents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       9.6     Representation or Warranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
       9.7     Covenants, Agreements and Other Conditions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       9.8     No Longer General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       9.9     Sale or Mortgage of Properties   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       9.10    Material Adverse Financial Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       9.11    Bankruptcy   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   64
       9.12    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
       9.13    Judgments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

ARTICLE X  ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65

       10.1    Acceleration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   65
       10.2    Preservation of Rights; Amendments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66

ARTICLE XI  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66

       11.1    Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
       11.2    Powers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
       11.3    General Immunity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
       11.4    No Responsibility for Loans, Recitals, etc   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
       11.5    Action on Instructions of Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
       11.6    Employment of Agents and Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
       11.7    Reliance on Documents; Counsel   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   67
       11.8    Agent's Reimbursement and Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
       11.9    Rights as a Lender   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
       11.10   Lender Credit Decision   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
       11.11   Successor Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68

ARTICLE XII  BENEFIT OF AGREEMENT; ASSIGNMENTS;
                   PARTICIPATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69

       12.1    Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
       12.2    Participations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
               12.2.1  Permitted Participants; Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
               12.2.2  Voting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
               12.2.3  Benefit of Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   70
       12.3    Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
               12.3.1  Permitted Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
               12.3.2  Effect; Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   71
       12.4    Dissemination of Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
       12.5    Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72





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                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                                      PAGE
                                                                                                                      ----
ARTICLE XIII  GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72

       13.1    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
       13.2    Governmental Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
       13.3    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   72
       13.4    Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
       13.5    No Third Party Beneficiaries   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
       13.6    Expenses; Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   73
       13.7    Severability of Provisions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.8    Nonliability of the Lenders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.9    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.10  Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.11  Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.12  Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   74
       13.13  Entire Agreement; Modification of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   75
       13.14  Dealings with the Obligor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
       13.15  Set-Off . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
       13.16  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76
       13.17  Releases of Parcels.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   76

ARTICLE XIV  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78

       14.1    Giving Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   78
       14.2    Change of Address  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

ARTICLE XV  CONSOLIDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

       15.1    Effect   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   81

                               TABLE OF CONTENTS
                                  (CONTINUED)
                                                                       PAGE
                                                                       ----
EXHIBITS
- --------

A      - Form of Note
B-1    - Form of Mortgage
B-2    - Form of Deed of Trust
C      - Form of Assignment of Operating Agreements
D      - Form of Security Agreement
E      - Form of Environmental Indemnity
F      - Form of Guaranty
G      - Form of Assignment of Rents and Leases
H      - Legal Opinion - Obligor
I      - Legal Opinion - General Partner
J      - Descriptions of Initial Properties
K      - Form of Subordination, Non-Disturbance and Attornment
         Agreement


SCHEDULES
- ---------

1           -  Pricing Grid
5.10        -  Litigation (Obligor)
5.20        -  Environmental Compliance
5.27        -  Subsidiaries (Obligor)
6.8         -  Litigation (General Partner)
6.19        -  Subsidiaries (General Partner)

                       CONSOLIDATED, AMENDED AND RESTATED
                           REVOLVING CREDIT AGREEMENT


       THIS CONSOLIDATED, AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is entered into this 28th day of June, 1996, by and among HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership having its principal place of business at 5000 Hakes Drive, Muskegon, Michigan 49441 ("Obligor"), whose sole general partner is Horizon Group, Inc. (formerly known as HGI Realty, Inc.), HORIZON GROUP, INC., a Michigan corporation whose principal place of business is 5000 Hakes Drive, Muskegon, Michigan 49441 ("General Partner"), THE FIRST NATIONAL BANK OF CHICAGO ("First Chicago"), a national bank organized under the laws of the United States of America having an office at One First National Plaza, Chicago, Illinois 60670, the lenders identified on the signature pages to this Agreement, Wells Fargo Realty Advisors Funding Incorporated, as Co-Agent ("Co-Agent") and First Chicago, as Administrative Agent ("Agent") for the Lenders (as defined below).


                                    RECITALS

       A. Obligor is primarily engaged in the business of purchasing, developing, owning and operating manufacturer's outlet shopping malls.

       B. Obligor, General Partner, First Chicago and certain of the Lenders are parties to a Revolving Credit Agreement dated November 29, 1993, as amended by a First Amendment to Revolving Credit Agreement made and effective as of December 1, 1994, a Second Amendment and Assumption Agreement dated as of July 13, 1995 and a Third Amendment to Revolving Credit Agreement dated as of May 31, 1996 (collectively, the "Horizon Agreement").

       C. Obligor, General Partner, First Chicago, certain of the Lenders, NationsBank, N.A. and Bank of Montreal are parties to an Amended and Restated Revolving Credit Agreement dated as of June 30, 1994, as amended by a First Amendment and Assumption Agreement dated as of July 13, 1995 and a Second Amendment to Revolving Credit Agreement dated as of August 11, 1995 (collectively, the "McG Agreement").

       D. The parties hereto now desire to consolidate, amend and restate the Horizon Agreement and the McG Agreement in their entirety.

       E. The Facility (as defined below) to be provided by the Lenders under this Agreement shall be in the aggregate principal amount of up to Two Hundred Five Million Dollars

($205,000,000.00), all upon the terms and conditions hereafter specified.

       F. The borrowings under such Facility shall be used solely for working capital purposes of Obligor, including funding for acquisitions or development of manufacturer's retail outlet shopping malls, and expansions, repairs and capital improvements to existing or future manufacturer's retail outlet shopping malls owned by Obligor and other general partnership purposes of Obligor, including funding permitted distributions to General Partner and dividends to the shareholders in General Partner.

       G. General Partner has agreed to guaranty the obligations of Obligor hereunder.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:


                                      I

                        DEFINITIONS AND ACCOUNTING TERMS

       I.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below:

       "Adjusted Corporate Base Rate" means a floating interest rate equal to the Corporate Base Rate plus the then-applicable Base Rate Spread, changing when and as the Corporate Base Rate or the Base Rate Spread changes.

       "Adjusted Corporate Base Rate Advance" means an Advance bearing interest at the Adjusted Corporate Base Rate.

       "Adjusted LIBOR Rate" means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the sum of the Base LIBOR Rate applicable to such LIBOR Interest Period, adjusted for required reserves and assessments, plus the then-applicable LIBOR Spread, changing when and as the LIBOR Spread changes.

       "Adjusted Tangible Net Worth" means (i) the "book" value (i.e., the initial cost of an asset, plus any improvements to such asset, minus depreciation) of a Person's tangible assets (as determined in accordance with
GAAP), plus (ii) accumulated depreciation on such tangible assets, minus (iii) such Person's Total Liabilities.

       "Administrative Agency Fee" means an annual fee payable by the Obligor to the Agent pursuant to a separate agreement between them.

       "Advance" means a loan to the Obligor hereunder by the Lenders pursuant to Section 2.1(a) hereof, including the initial Advance and all subsequent Advances, whether such Advances are from time to time Adjusted Corporate Base Rate Advances or LIBOR Advances.

       "Affiliate" means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with any other Person. A Person shall be deemed to control another Person if the controlling Person owns ten percent (10%) or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

       "Agent" means First Chicago, acting as agent for the Lenders in connection with the transactions contemplated by this Agreement, and its successors and assigns.

       "Aggregate Commitment" means, as of any date, the sum of all of the Lenders' then-current Commitments. The initial Aggregate Commitment, as of the date of this Agreement equals Two Hundred Five Million Dollars ($205,000,000).

       "Agreement" means this Consolidated, Amended and Restated Revolving Credit Agreement, dated as of June __, 1996, and all amendments, modifications and supplements hereto.

       "Appraisal" means an appraisal in form and substance satisfactory to the Super-Majority Lenders and prepared by an appraiser acceptable to the Agent in accordance with the requirements established under FIRREA. At the request of any Lender, the initial draft of any such appraisal shall be reasonably modified and/or adjusted by the appraiser so that the final approved version of such appraisal will contain and accurately analyze all of the factors and assumptions which any Lender believes to be necessary in order to obtain a complete and accurate valuation of the property described in such appraisal.
If the final version of such appraisal is not satisfactory to all Lenders, the final value of the Property described in such appraisal shall be equal to the sum of all of the Lenders' Weighted Average Amounts. Each Lender's "Weighted Average Amount" shall be equal to the value submitted by the appraiser or the alternative value, if any, proposed by such Lender as the correct appraised value, as the case may be, multiplied by a fraction, the numerator of which is such Lender's then-current Commitment and the denominator of which is the then-current Aggregate Commitment. Each Lender shall have a period of either (a) fifteen (15) Business Days, in the case of the drafts of an Appraisal of a Property before it is first included in Collateral, or (b) ten (10) Business Days in the case of drafts of an updated Appraisal of a Property after it has been included in Collateral, from such Lender's receipt of such draft and any additional information necessary to complete the appraisal review to give Agent and Obligor written notice that it (i) in good faith requests modifications and/or adjustments of the appraisal as described above or (ii) proposes an adjustment to the final version of such appraisal as described in the preceding sentences. The failure of a Lender to give such a notice on a timely basis shall be deemed to be an approval by such Lender of such draft of the appraisal. Notwithstanding the foregoing, no appraisal shall be deemed to be acceptable if, on or before the earlier of (i) fifteen (15) Business Days from its receipt of a draft of an appraisal for the initial inclusion of a Property; or (ii) ten (10) Business Days from its receipt of a draft of an updated appraisal of a Property already included in Collateral, any Lender has advised the Agent in writing ("FIRREA Rejection Notice") that such Lender has made a good faith determination that the acceptance by such Lender of such appraisal for purposes of this Agreement is not consistent with the standards for appraisals established by FIRREA or will constitute or give rise to a violation of FIRREA by such Lender on account of such appraisal. In such event, such Lender shall have the right to order a separate appraisal at such Lender's sole cost and expense which separate appraisal may be used to determine such Lender's Weighted Average Amount provided that the value determined by such separate appraisal is determined and communicated to Agent in writing on or before sixty (60) days after the date of the FIRREA Rejection Notice.

       In the event that any Lender disapproves (i) any appraisal required for the initial inclusion of a Property in Collateral, then Obligor and the Super-Majority Lenders can elect either to remove such Lender from the lending group or to modify the appraisal to obtain such Lender's approval, or (ii) any updated appraisal of a Property already included in Collateral, then such other appraisal shall not constitute an "Appraisal" hereunder unless and until such appraisal is approved by the Required Lenders.

       "Appraised Value" means, with respect to any Property, the value of such Property as set forth in the most recent Appraisal of such Property as determined in accordance with the definition of the term "Appraisal" above. The Appraised Value of a Property shall not include the value of any non-income producing portion of such Property.

       "Assignment of Operating Agreements and Contracts" means the assignment or assignments of any operating or management agreements and contracts with respect to each of the Properties, the form of which is attached hereto as Exhibit C.

       "Assignment of Rents and Leases" means the assignments of the rents and leases for each of the Properties, the form of which is attached hereto as Exhibit G.

       "Base LIBOR Rate" means, with respect to a LIBOR Advance for the relevant LIBOR Interest Period, the rate determined by the Agent to be the rate at which deposits in immediately available funds in U.S. dollars are offered by the Agent to first-class banks in the London interbank eurodollar market at approximately 11:00 a.m. London time two Business Days prior to the first day of such LIBOR Interest Period, in the approximate amount of the relevant LIBOR Advance and having a maturity approximately equal to such LIBOR Interest Period.

       "Base Rate Spread" means the per annum rate in effect from time to time in accordance with the pricing grid attached hereto as Schedule 1 and made a part hereof.

       "Borrowing Base" shall have the meaning set forth in Section 2.1(b) below.

       "Budget" means (i) a detailed budget showing expected revenues and expenses of the Properties for a given fiscal year of the Obligor, (ii) a brief market update with respect to the market in which each Property competes and
(iii) a schedule for all renovation and tenant improvement work at the Properties, together with all revisions to and updates of any of the foregoing, all of which are approved in form and substance by the Agent in its reasonable discretion.

       "Business Day" means a day, other than Saturday, Sunday or holidays, on which banks are open for business in Chicago, Illinois, San Francisco, California and, for purposes solely of determining the Base LIBOR Rate, in London, England.

       "Capitalized Value" of the Properties means, as of any date, the quotient of:

               (a) the quotient of (i) the Net Operating Income attributable to the Properties for the immediately preceding full fiscal quarter of the Obligor for which Net Operating Income for the Properties has been reported annualized by multiplying such amount by 4, divided by (ii) one and one-half (1.5);

       divided by:

               (b) the annual constant yield to maturity of a loan which is payable quarterly, and fully amortized over a 25 year amortization schedule at a rate equal to the sum of

                          (i)  two hundred fifty (250) basis points, and

                         (ii) the greater of (A) the then-current annual yield on those ten (10) year obligations issued by the United States Treasury most recently prior to such date and (B) six percent (6%).

       "Cash Collateral Agreement" means an agreement or agreements in form and substance reasonably satisfactory to the Agent executed and delivered by the Obligor pledging to the Agent for the benefit of the Lenders (i) the Security Deposit Account and (ii) the Tax and Insurance Account.

       "Code" means the Internal Revenue Code of 1986 as amended from time to time, or any replacement or successor statute, and the regulations promulgated thereunder from time to time.

       "Collateral" means all of the now existing or hereafter acquired rights of the Obligor in: (a) the Properties (including any New Collateral) and all rents, leases, easements, options, personal property and other rights and property related to the ownership or operation thereof; (b) the Security Deposit Account; (c) the Tax and Insurance Account; and (d) all of the proceeds of the foregoing.

       "Commitment" means the obligation of each Lender, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties herein, to make Advances not exceeding in the aggregate the amount set forth opposite its signature below, or the amount stated in any subsequent amendment hereto.

       "Commitment Fee" means a fee payable quarterly in arrears by Obligor to the Lenders with respect to such quarter accruing at a rate equal to (i) three-eighths of one percent (0.375%) per annum on the available but unborrowed portion of the Aggregate Commitment with respect to each day during such quarter on which the available but unborrowed portion of the Aggregate Commitment equals or exceeds fifty percent (50%) of the total Aggregate Commitment and
(ii) one-quarter of one percent (.25%) per annum on the available but unborrowed portion of the Aggregate Commitment with respect to each day during such quarter on which the available but unborrowed portion of the Aggregate Commitment is less than fifty percent (50%) of the Aggregate Commitment.

       "Consolidated Operating Partnership" means the Obligor, the General Partner and any other subsidiary partnerships or entities of either of them which are required under GAAP to be consolidated with the Obligor and the General Partner for financial reporting purposes.

       "Consolidated Tenants" means any tenant or tenants of any Property which are in control of, controlled by or under common control with another tenant of any Property.

       "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with all or any of the entities in the Consolidated Operating Partnership, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

       "Controlled Venture" means a corporation, partnership, joint venture, limited liability company or other entity (i) in which the Obligor or the General Partner is the controlling shareholder, managing general partner, managing venture partner or other controlling member or party and in such capacity has the right and power, subject to standard restrictions, to encumber or cause the sale of any property owned by such entity, (ii) in which Obligor and the General Partner in the aggregate hold an ownership interest of more than 50%, and (iii) which is consolidated with Obligor and General Partner for tax and accounting purposes.

       "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as such corporate base rate changes.

       "Debt-Type Preferred Stock" means, for any Person, any preferred stock issued by such Person which is not typical preferred stock but instead is both
(i) redeemable by the holders thereof on any fixed date or upon the occurrence of any event and (ii) as to payment of dividends or amounts on liquidation, either guaranteed by any direct or indirect subsidiary of such Person or secured by any property of such Person or any direct or indirect subsidiary of such Person.

       "Debt Service" means, for any period, and without duplication: (a) Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments of Indebtedness (excluding optional prepayments and principal payments due on maturity in respect of any Indebtedness) required to be made during such period by the Obligor, the General Partner or any of their consolidated Subsidiaries plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which the Obligor, the General Partner or any consolidated Subsidiary is liable and (y) the percentage ownership interest in such Investment Affiliate held by the Obligor, the General Partner and any consolidated Subsidiaries, in the aggregate.

       "Debt-Type Preferred Stock Expense" means, for any period for any Person, the aggregate dividend payments due to the holders of Debt-Type Preferred Stock of such Person, whether payable in cash or in kind, and whether or not actually paid during such period.

       "Default" means an event which, with notice or lapse of time or both, would become an Event of Default.

       "Default Rate" means (a) with respect to an Adjusted Corporate Base Rate Advance, a rate equal to the Adjusted Corporate Base Rate plus three hundred
(300) basis points, or (b) with respect to any LIBOR Advance, a rate equal to the applicable Adjusted LIBOR Rate plus three hundred (300) basis points.

       "Defaulting Lender" is defined in Section 2.2 hereof.

       "Dollars" and "$" mean United States Dollars.

       "Draw Request" means a written request of the Obligor for an Advance, specifying (i) the date of the Advance, which shall be a Business Day; (ii) the aggregate principal amount of the proposed Advance, which amount in the case of an Adjusted Corporate Base Rate Advance shall be at least One Hundred Thousand Dollars ($100,000) and which amount in the case of a LIBOR Advance shall be at least One Million Dollars ($1,000,000), provided that LIBOR Advances in excess $1,000,000 shall be made only in multiples of $100,000 above such $1,000,000 minimum; (iii) the Rate Option or Rate Options selected for such Advance; and
(iv) in the case of a LIBOR Advance, the LIBOR Interest Period applicable thereto.

       "Draw Request Approval Date" means, with respect to any Draw Request, the date on which the Agent approves the Draw Request Documents for such Draw Request pursuant to Section 4.4 hereof.

       "Draw Request Documents" shall include, without limitation, the following:

                (i)   a Draw Request;

                (ii) a certificate executed by an authorized officer of the General Partner (1) reaffirming to the actual knowledge of such officer the representations and warranties of Obligor and General Partner contained in the Loan Documents (except to the extent otherwise specifically set forth in such certificate), and (2) confirming that, to Obligor's best knowledge after due inquiry, no Default exists (except to the extent otherwise specifically set forth in such certificate). Any disclosures made by Obligor in such certificate regarding Obligor's inability to reaffirm a representation and warranty contained in the Loan Documents or the existence of a Default shall be approved by Agent (or by the Required Lenders, in the case of Obligor's inability to reaffirm the representation contained in Section 5.22 hereof) in writing as a condition to the Lenders making the Advance requested by such Draw Request Documents;

               (iii) for jurisdictions in which mechanic's liens for work done on the Property may be entitled to a priority equal to or higher than the priority of the Mortgage, either (1) a certificate executed by an authorized officer of the General Partner confirming that no work costing in excess of $50,000 ("Material Work") that would give rise to a mechanic's lien claim in such jurisdiction has been performed since the Effective Date, or (2) if such Material Work has been and/or is currently being performed, then, as applicable (a) final lien waivers, releases and sworn statements properly executed by each contractor conducting such Material Work at the Properties, together with an affidavit from such contractor addressed to Agent on behalf of the Lenders confirming the names of the subcontractors involved and that such Material Work has been fully paid for, and/or (b) a certificate executed by an authorized officer of the General Partner describing the Material Work which has been and/or currently is being performed since the Effective Date and the amounts due or to become due to any contractor conducting such Material Work;

                (iv) a statement, in form and substance satisfactory to Agent, setting forth a computation of the Borrowing Base and the then-outstanding principal balance of the Facility, together with a computation of the then available but unborrowed portion of the then Aggregate Commitment; and

                 (v) such other information or documents as the Required Lenders may reasonably request. Agent will furnish copies of any Draw Request Documents to any Lender promptly following such Lender's request therefor.

       "EBITDA" means operating income before extraordinary items, equity in earnings of Investment Affiliates and minority interest in earnings, as reported by the General Partner, the Obligor and their subsidiaries in accordance with GAAP, plus Interest Expense, depreciation, amortization and income tax (if any) expense plus a percentage of such adjusted operating income of any Investment Affiliate equal to the percentage ownership interest in such Investment Affiliate held by the General Partner, the Obligor and any consolidated subsidiaries, in the aggregate (provided that (i) no item of income shall be included more than once in such calculation even if it falls within more than one of the foregoing categories and (ii) in calculating EBITDA for any quarter, EBITDA attributable to any properties first acquired or opened by the Obligor or the General Partner during such quarter shall be increased for purposes of this definition to reflect the full amount of EBITDA that would have been generated by such property if it had been owned or opened for the full quarter).

       "Effective Date" means the date of this Agreement.

       "Environmental Indemnity" means the Consolidated, Amended and Restated Environmental Indemnity dated as of the Effective Date executed by Obligor and by the General Partner substantially in the form of Exhibit E hereto.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder from time to time.

       "Event of Default" means any event set forth in Article IX.

       "Facility" means the revolving credit facility described in Section 2.1.

       "FDICIA" means the Federal Deposit Insurance Corporation Improvement Act of 1991, as the same may be amended from time to time, and the regulations promulgated thereunder from time to time.

       "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

       "Final Silverthorne Requirements" means that Obligor has (a) delivered evidence to the Lenders that Obligor owns fee title to the Additional Parking Land, or (b) delivered evidence to the Lenders that the Ground Lease and the Sub-Ground Lease have effectively been modified to eliminate any termination rights of the City or the Town pursuant to Section 3 of the Ground Lease (as incorporated into the Sub-Ground Lease by the terms of the Sub-Ground Lease), or (c) complied with those requirements of this Agreement which will cause the Lenders to release their lien on the Silverthorne Property in accordance with the terms hereof (capitalized terms used in this definition but not separately defined in this Article I are defined within the definition of "Silverthorne Property" hereinbelow).

       "Financing Statement" means Form UCC-1, Form UCC-2 and Form UCC-1A financing statements, in form and content acceptable to Agent.

       "FIRREA" means the Financial Institutions, Reform, Recovery and Enforcement Act, as amended, and the regulations promulgated thereunder from time to time.

       "First Chicago" means The First National Bank of Chicago.

       "Funded Percentage" means, with respect to any Lender at any time, a percentage equal to a fraction of the numerator of which is the amount of the Aggregate Commitment actually disbursed to Obligor by such Lender at such time, and the denominator of which is the total amount of the Aggregate Commitment disbursed to Obligor by all of the Lenders at such time.

       "Funding Lender" is defined in Section 2.2.

       "Funds From Operations" means, as of any date for any period, the amount of "funds from operations" for such period as calculated in accordance with the definition and guidelines promulgated by the National Association of Real Estate Investment Trusts in effect as of the end of such period.

       "GAAP" means generally accepted accounting principles, consistently applied.

       "General Partner" means Horizon Group, Inc. (formerly known as HGI Realty, Inc.), a Michigan corporation and the sole general partner of Obligor.

       "Gross Revenues" means total operating revenues (including, without limitation, property rental and other income), calculated in accordance with GAAP.

       "Guaranties" means any agreement or agreements by which any Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon the obligation of any other Person (including without limitation any reimbursement obligation related to the issuance of a letter of credit for the account of such Person), or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assure any creditor of such other Person against loss.

       "Guaranty" means the Consolidated, Amended and Restated Guaranty dated as of the Effective Date executed by the General Partner, guaranteeing the Obligations, in the form attached hereto as Exhibit F.

       "Hazardous Material" means any hazardous, toxic or dangerous waste, substance or material subject to regulation under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and federal, state or local so-called "Superfund" or "Superlien" laws, or any other federal, state or local laws, ordinances, rules or regulations governing or regulating hazardous materials, pollution, the environment or public health, as now or at any time hereafter in effect.

       "Implied Capitalization Value" means for any Person for any calendar quarter, an amount equal to the sum of (i) (x) the EBITDA for such Person during the then most recently ended calendar quarter (excluding any portion of EBITDA for such quarter attributable to Preleased Centers Under Development) annualized by multiplying such amount by 4 and then divided by (y) the sum of
(A) then most recent "Free and Clear Equity Cap Rate for National Community Shopping Center Markets (Base Rate)", as published in the Korpacz Real Estate Investor Survey (or if such designation or such survey are no longer published, then such substitute designation and publication as may be selected by

Agent in its reasonable discretion), and (B) 0.5% per annum (such 0.5% per annum being referred to herein as the "Cap Rate Spread") plus (ii) the lower of
(A) twenty-five percent (25%) of the Book Value (as defined in the definition of "Preleased Centers Under Development"), as of the end of such quarter, of all Preleased Centers Under Development and (B) $37,500,000. In no event shall the sum of (x) the "Free and Clear Equity Cap Rate for National Community Shopping Center Markets (Base Rate)" (or any replacement designation) used to calculate the Implied Capitalization Value, and (y) the Cap Rate Spread be less than 9% or greater than 11%.

       "Indebtedness" means for any Person, without duplication, the following (including all indebtedness secured by a Lien on property owned by such Person, whether or not such Person has assumed or become liable for the payment thereof) (i) all obligations of such Person for or with respect to (including without limitation all fees, costs or unpaid accrued interest) borrowed money or for the deferred purchase price of property or services, (ii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to any property acquired by such Person and all obligations created or arising under such agreement even though the rights and remedies of the seller or lender thereunder are limited to repossession or sale of such property in the event of default, (iii) all obligations of such Person under leases which shall have been or should be recorded as capitalized leases, (iv) all direct or indirect Guaranties or endorsements of such Person (other than, in the case of instruments, for deposit or collection or similar transactions in the ordinary course of business), (v) all obligations (contingent or otherwise) by such person to assure a creditor against loss including, without imitation, letters of responsibility or comfort, arrangements to purchase or repurchase property or obligations to pay for property, goods or services, whether or not delivered or rendered, (vi) all obligations (contingent or otherwise) to maintain working capital, equity capital or other financial condition or to lend or contribute to or invest in, made by any such Person in respect of obligations of any other Person, (vii) all obligations under any reimbursement agreement or similar agreement made in favor of a bank or other entity issuing a letter of credit, whether for the benefit of such Person, any of its Affiliates or any other Person, and (viii) all obligations of such Person for extensions of credit to or on behalf of such Person, whether or not representing obligations for borrowed money.

       "Initial Properties" means the manufacturer's retail outlet shopping malls owned and/or ground leased by Obligor and more specifically described on Exhibit J attached hereto.

       "Insolvency" means insolvency as defined in the United States Bankruptcy Code, as amended. "Insolvent" when used with respect to a Person, shall refer to a Person who satisfies the definition of Insolvency.

       "Interest Expense" means all interest expense of the General Partner, the Obligor and their subsidiaries determined in accordance with GAAP plus (i) capitalized interest not covered by an interest reserve from a loan facility,
(ii) 100% of any accrued or paid interest incurred on any obligation for which the Obligor or the General Partner is wholly or partially liable under repayment guarantees, interest carry guarantees, or performance guarantees, or other relevant liabilities, and (iii) a percentage of any accrued or paid interest incurred on any Indebtedness of any Investment Affiliate, whether recourse or non-recourse, equal to the percentage ownership interest in such Investment Affiliate held by the General Partner, the Obligor and any consolidated subsidiaries, in the aggregate, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

       "Investment Affiliate" means any Person in which the General Partner or the Obligor, directly or indirectly, has an ownership interest, whose financial results are not consolidated under GAAP with the financial results of the General Partner or the Obligor on the consolidated financial statements of the General Partner or the Obligor.

       "Lenders" means, collectively, all entities executing this Agreement in such capacity, or which subsequently execute and deliver any amendment hereto in such capacity and each of their respective permitted successors and assigns; provided, however, that for purposes of the provisions of this Agreement and the provisions of the other Loan Documents (excluding the provisions of the Environmental Indemnity and any other indemnity provisions contained in any Loan Document) the term "Lenders" shall, at any given time, be deemed to refer only to those entities which at such time have agreed in writing to have a Commitment under this Agreement.

       "Lending Installation" means any U.S. office of any Lender authorized to make loans similar to the Advances described herein.

       "LIBOR Advance" means an Advance that bears interest at the Adjusted LIBOR Rate.

       "LIBOR Interest Period" means, with respect to a LIBOR Advance, a period of one, two, three, or six months, as selected in advance by the Obligor but only to the extent such periods in excess of three months are generally available from the Lenders. Such LIBOR Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such LIBOR Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such LIBOR Interest Period shall end on the immediately preceding Business Day.

       "LIBOR Spread" means the per annum rate in effect from time to time in accordance with the pricing grid attached as Schedule 1 and made a part hereof.

       "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code on any property leased to any Person under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination agreement in favor of another Person).

       "Loan Documents" means this Agreement, the Notes, the Guaranty, the Environmental Indemnity, the Security Documents and other agreements or instruments creating or evidencing the Lenders' interest in any Collateral provided to the Lenders by the Obligor or the General Partner and any other instrument or agreement required hereunder or thereunder, as any of the foregoing may be amended from time to time.

       "Major Amendment" means any amendment to a Major Lease that changes the identity of the tenant, adversely affects the rental rate or shortens the term with respect to any leased space in excess of 7,500 square feet.

       "Major Lease" means (i) any single lease of more than 7,500 square feet of gross leasable area at a single Property or

(ii) any of a group of leases to affiliated tenants at a single Property which cover, in the aggregate, more than 10,000 square feet of gross leasable area.

       "Margin Stock" has the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

       "Material Adverse Financial Change" shall be deemed to have occurred if the Agent, in its sole judgment, determines that an adverse financial change has occurred which could prevent timely repayment of any Advance hereunder or any timely payment or performance of any other Obligation.

       "Maturity Date" means the earliest to occur of:

               (a) the day immediately preceding the third anniversary of the Effective Date; and

               (b) the date on which the Lenders accelerate the Obligations pursuant to Article X hereof;

provided, however, that the Maturity Date may be extended as provided in
Section 2.1(c) below.

       "Merger Date" means July 14, 1995.

       "Monetary Default" means a Default arising from Obligor's failure to pay amounts due to the Agent or the Lenders under the Loan Documents.

       "Mortgages" means the first mortgages or first deeds of trust, as amended, executed by the Obligor as the owner of fee title (or a leasehold estate, if the fee owner joins therein or as otherwise permitted by Section 2.1(b) hereof) with respect to the Properties, including all improvements thereon and rights and easements appurtenant thereto, in connection with this Facility, the form of which for New Collateral is attached hereto as Exhibits B-1 and B-2.

       "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Obligor or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

       "Net Operating Income" means, with respect to any property for any period, "property rental and other income" (as determined by GAAP) of the owner or ground lessee, as applicable, of such property attributable to such property accruing for such period minus the aggregate Operating Expenses for such period attributable to such property.

       "New Collateral" means manufacturer's retail outlet shopping malls (other than the Initial Properties) and all leases thereof and other rights related thereto owned (or ground leased, if the fee owner joins in the Mortgage relating thereto) and designated by Obligor under Section 2.16 hereof and approved by the Super-Majority Lenders, encumbered or to be encumbered by Mortgages in favor of the Lenders and additional security documents in favor of the Lenders substantially similar to the Security Documents on the Initial Properties.

       "Note" means a promissory note payable to the order of a Lender in the amount of such Lender's maximum Commitment in the form attached hereto as Exhibit A, together with any amendments or allonges thereto or restatements, replacements or renewals thereof. The Notes made by Obligor in favor of the various Lenders are sometimes collectively referred to herein as the "Notes".

       "Obligations" means the Advances, all accrued and unpaid fees and all other obligations of Obligor or General Partner to the Agent or the Lenders arising under this Agreement or any of the other Loan Documents.

       "Obligor" shall have the meaning set forth in the introductory paragraph of this Agreement, along with its permitted successors and assigns.

       "Occupancy Percentage" means, with respect to any Property as of any date, that percentage of the gross leasable area of such Property which is leased to and occupied by Obligor's tenants.

       "Operating Expenses" means, for any property for any period, the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such property for such period, including, without limitation, all management fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing or other costs.

       "Partial Advance" is defined in Section 2.2 hereof.

       "Participants" is defined in Section 12.2.1 hereof.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "Percentage" means, with respect to each Lender, the applicable percentage of the then-current Aggregate Commitment represented by such Lender's then-current Commitment, as adjusted for any changes from time to time in such Commitment and the Aggregate Commitment, whether pursuant to Sections 2.1(c) or 2.1(d) or other provisions hereof, and subject to the terms of
Section 2.2.

       "Permitted Exceptions" means those matters to which the interest of Obligor in the Properties is permitted by the Lenders to be subject on the Effective Date with respect to the Initial Properties, and on the date any New Collateral is included in the Borrowing Base with respect to any such New Collateral, and thereafter, such other title exceptions or objections with respect to any Property, if any, as the Required Lenders or their counsel may approve in advance in writing.

       "Permitted Liens" means:

               (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which are being contested in good faith by appropriate proceedings which have the effect of staying any enforcement for non-payment thereof;

               (b) Liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen, workmen and repairmen arising in the ordinary course of business and which have been bonded over and removed of record or have otherwise been insured over by the title insurer for the property subject to such liens;

               (c) Liens imposed by mandatory provisions of law related to workers' compensation, unemployment insurance, social security or other similar legislation arising in the ordinary course of business and which are being contested and/or removed in a continuous and businesslike manner;

               (d) Judgment and other similar liens arising in connection with court proceedings, provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are vigorously and continuously contested by appropriate proceedings;

               (e) Easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment of the Properties; and

               (f) Any other Liens approved in writing by the Super-Majority Lenders.

       "Person" means an individual, a corporation, a limited or general partnership, a limited liability company, an association, a joint venture or any other entity or organization, including a governmental or political subdivision or an agent or instrumentality thereof.

       "Plan" means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Obligor or any member of the Controlled Group may have any liability.

       "Preleased Centers Under Development" means, as of any date of determination, any manufacturer's retail outlet shopping center, or expansion of such an existing center, owned by Obligor (i) which is then treated as an asset under development under GAAP, (ii) which is located in the United States of America (iii) which has been preleased under binding leases to Obligor's tenants to the extent of at least sixty percent (60%) of the projected gross leasable area of such center and (iv) which has been designated by Obligor in a written notice to Agent as a "Preleased Center Under Development" for purposes of this Agreement, with the land and improvements included in such center being valued at then-current book value, as determined in accordance with GAAP ("Book Value"), provided however, (a) in no event shall any center or expansion area of any existing center be included in such category of "Preleased Centers Under Development" for more than two hundred seventy (270) days and (b) upon written notice from Obligor to Agent delivered during such 270-day period, any center or expansion area of any existing center which has previously been designated as a "Preleased Center Under Development" shall be removed from such category. Upon the earlier to occur of (x) the expiration of any above-described 270-day period or (y) Agent's receipt of Obligor's written notice in accordance with
(b) above, any center or expansion area of any existing center which has been designated a "Preleased Center Under Development" shall automatically lose such designation (effective as of the next determination date) for the purpose of determining Implied Capitalization Value.

       "Preliminary Silverthorne Requirements" means Obligor's delivery to the Lenders of written evidence, acceptable to the Lenders in their sole discretion, that (a) Obligor has executed an agreement with the City and the Town, pursuant to which

Obligor will be entitled to purchase from the City, and the City will be obligated to sell to Obligor, the fee interest in the Additional Parking Land whereupon the Ground Lease and the Sub-Ground Lease will be terminated, or (b) Obligor has executed an agreement with the City and the Town that the Ground Lease (and the Sub-Ground Lease) will be amended in a manner which (i) eliminates any rights of the City or the Town to terminate the Ground Lease or Sub-Ground Lease pursuant to Section 3 of the Ground Lease (as incorporated into the Sub-Ground Lease by the terms of the Sub-Ground Lease) prior to their stated expiration dates and (ii) extends the lease term of the Ground Lease (and the Sub-Ground Lease) so that the terms thereof expire not less than twenty-five (25) years from the effective date of such amendment, or (c) Obligor has obtained a written commitment from an institutional lender to make a mortgage loan to Obligor which will be secured by a mortgage of the Silverthorne Property and will provide financing proceeds to the Obligor at least equal to the full amount of the Borrowing Base attributable to the Silverthorne Property (using a 55% percentage in the Borrowing Base definition) (capitalized terms used in this definition but not separately defined in this Article I are defined within the definition of "Silverthorne Property" hereinbelow).

       "Properties" means, as of any date, all of those manufacturer's retail outlet shopping centers and other real property approved by the Super-Majority Lenders which are encumbered by Mortgages in favor of the Agent for the benefit of the Lenders pursuant to the terms of this Agreement. All phases of a single such center which are so encumbered shall constitute a single Property.

       "Property" means one of the Properties, individually.

       "Public Debt Rating -- Level One" shall have the meaning set forth in
Schedule 1 attached hereto.

       "Public Debt Rating -- Level Two" shall have the meaning set forth in
Schedule 1 attached hereto.

       "Purchasers" is defined in Section 12.3.1 hereof.

       "Rate Option" means the Adjusted Corporate Base Rate or the Adjusted LIBOR Rate. The Rate Option in effect on any date shall always be the Adjusted Corporate Base Rate unless the Obligor has properly selected the Adjusted LIBOR Rate pursuant to Section 2.7 hereof.

       "Reduced Leverage Period" shall have the meaning set forth in Schedule 1 attached hereto.

       "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

       "Required Lenders" means, as of any date, those Lenders holding, in the aggregate, more than fifty percent (50%) of the then-current Aggregate Commitment. In the event that any Lender is a Defaulting Lender hereunder, then the "Required Lenders" shall mean those Lenders having an aggregate Funded Percentage in excess of fifty percent (50%).

       "Security Agreement" means the security agreement or agreements for each of the Properties, the form of which for New Collateral is attached hereto as Exhibit D.

       "Security Deposit Account" means an interest-bearing account which may be required by the Required Lenders to be established by Obligor with the Agent and pledged to the Agent for the benefit of the Lenders to secure the Facility pursuant to the Cash Collateral Agreement which account, if and when required, shall be funded initially and maintained monthly in an amount equal to all security deposits then being held and not returned or applied from all tenants of the Properties.

       "Security Documents" means:

               (a)      the Mortgages;

               (b)      the Assignment of Operating Agreements and Contracts;

               (c)      the Assignment of Rents and Leases;

               (d)      the Security Agreement;

               (e)      if required, the Cash Collateral Agreement;

               (f) Financing Statements securing the first priority security interest of the Lenders in all of Obligor's interest in the fixtures on the Properties and all personal property necessary or useful in the operation of the Properties;

               (g) The Subordination, Non-Disturbance and Attornment Agreements; and

               (h) all estoppels, consents, acknowledgements and other documentation executed in connection with the creation and perfection of the Lenders' security interest.

       "Silverthorne Property" means one of the Initial Properties, the Silverthorne Factory Stores, a manufacturer's outlet shopping center located in Summit County, Colorado, a portion of which (the "Additional Parking Land") is subleased pursuant to a sublease agreement (the "Sub-Ground Lease") between Obligor and the Town of Silverthorne (the "Town"). Fee title to the Additional Parking Land is owned by the City of Denver through its Board of Water Commissioners (the "City") which, pursuant to a lease agreement with the Town (the "Ground Lease"), has leased the Additional Parking Land to the Town.

       "Single Employer Plan" means a Plan maintained by Obligor or any member of the Controlled Group for employees of Obligor or any member of the Controlled Group.

       "Subordination, Non-Disturbance and Attornment Agreements" means those subordination, non-disturbance and attornment agreements executed from time to time between Agent on behalf of the Lenders and the tenants of the Properties substantially in the form attached hereto as Exhibit K, with such modifications as Agent may deem appropriate.

       "Super-Majority Lenders" means, as of any date, those Lenders holding, in the aggregate, more than sixty-six and 67/100 percent (66.67%) of the then-current Aggregate Commitment. In the event that any Lender is a Defaulting Lender hereunder, then the "Super-Majority Lenders" shall mean those Lenders having an aggregate Funded Percentage in excess of sixty-six and 67/100 percent (66.67%).

       "Supplemental Equity Closing Date" shall have the meaning set forth in
Schedule 1 attached hereto.

       "Tax and Insurance Account" means an interest-bearing account required by the Required Lenders to be established by Obligor with the Agent and pledged to Agent for the benefit of the Lenders pursuant to the Cash Collateral Agreement, which shall be funded in an initial amount and monthly amounts satisfactory to the Required Lenders to be used as a reserve which may be used by Obligor solely for the payment of real estate taxes and insurance premiums on the Properties becoming due thereafter.

       "Total Funded Debt" means the aggregate of all of the outstanding principal balances of all promissory and mortgage notes of any member of the Consolidated Operating Partnership, including Controlled Ventures, as shown on the consolidated balance sheet of the Consolidated Operating Partnership. "Total Funded Debt" shall include, without limitation, (i) outstanding Indebtedness issued pursuant to a securitization, (ii) the face amount of any letters of credit for which Obligor or General Partner or any subsidiary is the account party, (iii) the principal amount of any loan, to the extent repayment of such loan is guaranteed by Obligor, General Partner or any subsidiary, (iv) a percentage of any Indebtedness of any Investment Affiliate, whether recourse or non-recourse, equal to the greater of (A) the percentage ownership interest in such Investment -23- Affiliate held by the General Partner, the Obligor and any consolidated subsidiaries, in the aggregate and (B) the portion of such Indebtedness for which the General Partner, Obligor or any consolidated subsidiary has undertaken personal liability (whether directly to the holder of such Indebtedness or indirectly pursuant to a contribution agreement or other arrangement with any other owner of such Investment Affiliate), in each case to the extent that items (i), (ii), (iii) and (iv) are not shown on the consolidated balance sheet of the Consolidated Operating Partnership, and (v) if any Debt-Type Preferred Stock is then outstanding, the maximum aggregate redemption price that would be payable to the holders thereof upon redemption.

       "Total Liabilities" means, as to any Person for any period, the sum of the total liabilities contained in such Person's financial statements for such period (as determined in accordance with GAAP), plus (i) the total amount of all contingent liabilities set forth in the notes and footnotes to such financial statements and (ii) if any Debt-Type Preferred Stock is then outstanding, the maximum aggregate redemption price that would be payable to the holders thereof upon redemption.

       "Total Venture Investment" means, as of any date, the amount of the aggregate investment, whether characterized as equity or debt, then made or committed to be made in the future by the Obligor or the General Partner in any Investment Affiliate or any consolidated subsidiary of either the Obligor or the General Partner, other than a wholly-owned financing subsidiary or other subsidiary (i) which is wholly owned by the Obligor and/or the General Partner or (ii) in which Obligor and/or the General Partner, or an Affiliate, officer or director of Obligor and/or General Partner, either directly or indirectly, have (a) an ownership interest of not less than ninety-five percent (95%), and (b) either (1) ownership of more than fifty percent (50%) of the voting securities or voting membership interest of such subsidiary (or of the sole general partner(s) of such subsidiary, if the subsidiary is a limited partnership) or (2) possession of the power to direct or cause the direction of the management or policies of such subsidiary, whether through ownership of stock, by contract or otherwise.

       "Unfunded Liabilities" means, (x) in the case of Single Employer Plans, the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans, and (y) in the case of Multiemployer Plans, the withdrawal liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.

       The foregoing definitions shall be equally applicable to both the singular and the plural forms of the defined terms.

       I.2 Financial Standards. All financial computations required of a Person under this Agreement shall be made, and all financial information required under this Agreement shall be prepared, in accordance with GAAP, except that if any Person's financial statements or financial computations are not audited, such Person's financial statements or financial computations shall be prepared in accordance with the same sound accounting principles utilized in connection with the financial information submitted to Lenders with respect to the Obligor or the General Partner or the Properties in connection with this Agreement and shall be certified by an authorized representative of such Person.

                                     II

                                THE FACILITY

       II.1     The Facility.

               (a) Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Obligor and General Partner contained herein, Lenders agree to make Advances through the Agent to Obligor from time to time prior to the Maturity Date, provided that the making of any such Advance will not cause the sum of all then outstanding Advances to exceed the lesser of (i) the Aggregate Commitment, and (ii) the then-current Borrowing Base. Each Lender shall fund its Percentage of each such Advance.
No Lender shall at any time be required to fund any amounts which when aggregated with such Lender's share of all other Advances then outstanding would exceed such Lender's then-current Commitment. This facility ("Facility") is a revolving credit facility and, subject to the provisions of this Agreement, Obligor may request Advances hereunder, repay such Advances and reborrow Advances.

               (b) The term "Borrowing Base" shall mean, as of any date, the sum of (a) the lesser of (i) the then-current Capitalized Value of the Properties (if determinable) and (ii) subject to adjustment as provided in the following sentences of this Subsection 2.1(b), fifty-five percent (55%) multiplied by the aggregate Appraised Values of the Properties then included in the Collateral plus (b) one hundred percent (100%) of the sum of (i) the amount of any pledged cash or cash equivalent then held by Agent for the benefit of the Lenders (other than amounts held in the Security Deposit Account or Tax and Insurance Account, if then established), and (ii) the then-current undrawn portion of any unconditional letter of credit in a form acceptable to Agent which has been delivered to Agent for the benefit of the Lenders. If the weighted average Occupancy Percentage of all Properties in the Borrowing Base at any time shall be less than eighty-five percent (85%), the percentage of the Appraised Value of the Properties used in determining the Borrowing Base shall be immediately reduced to forty-five percent (45%) for each Property having an Occupancy Percentage of less than 85% for so long as such Occupancy Percentage is less than 85%, but shall remain at fifty-five percent (55%) for each Property having an Occupancy Percentage of 85% or more, subject to the following sentence, and shall return to fifty-five percent (55%) for all Properties at such time as the weighted average Occupancy Percentage of all Properties in the Borrowing Base increases to 85% or more, subject to the following sentence. If the Occupancy Percentage of any individual Property in the Borrowing Base at any time shall be less than seventy-five percent (75%), the percentage of the Appraised Value of such Property used in determining the Borrowing Base shall be reduced to forty-five percent (45%) for so long as such Occupancy Percentage is less than 75%.

       Notwithstanding anything to the contrary contained in this Section, the "Borrowing Base" shall be calculated separately with respect to the Silverthorne Property and shall mean, the lesser of (x) the then-current Capitalized Value of the Silverthorne Property (if determinable) or (y) one of the following percentages of the Appraised Value of the Silverthorne Property:
(1) from the Effective Date through October 31, 1996, forty-five percent (45%);
(2) from November 1, 1996 through December 31, 1996, thirty-five percent (35%);
(3) from January 1, 1997 through February 28, 1997, twenty-five percent (25%); and (4) from and after March 1, 1997, zero percent, provided that such percentages in clauses (1), (2) and (3) shall be increased to fifty-five percent (55%) as of the date that the Preliminary Silverthorne Requirements are satisfied. From and after the date on which the Preliminary Silverthorne Requirements are satisfied, the amount of "Borrowing Base" attributable to the Silverthorne Property shall be determined in accordance with the first sentence of this Section 2.1(b); provided, however, that if the Final Silverthorne Requirements are not satisfied by March 1, 1997, the Silverthorne Property shall be given an Appraised Value of zero and shall not thereafter contribute any amount to the Borrowing Base, unless the Lenders, in their sole and absolute discretion, agree, in writing, to retain the Silverthorne Property as part of the Collateral.

               (c) The Facility created by this Agreement has a term of three (3) years and matures on the day before the third anniversary of the Effective Date. Notwithstanding the foregoing, at the sole discretion of all the Lenders following receipt of a written request from Obligor to extend the term of the Facility (which notice shall be given by Obligor not earlier than the 105th day immediately preceding the then-current Maturity Date, nor later than the 90th day immediately preceding such then-current Maturity Date) and upon written notice from Agent to Obligor given not later than sixty (60) days after Obligor's request (an "Extension Notice") in accordance with the above time frame, the Lenders may extend this Facility for an additional one year period and by subsequent Extension Notices given no later than sixty (60) days after Obligor's request therefor the Lenders may further extend the Facility for additional one year periods. If Obligor requests that the Lenders so consider, in the Lenders' sole discretion, extending the term of the Facility, and some, but not all, of the Lenders elect to so extend the term, then Agent shall so notify Obligor in writing of those Lenders which are not willing to extend the term (the "Non-Extending Lenders"), and Obligor shall have the option either (x) to elect in writing not to extend the term of the Facility, or (y) to repay the Non-Extending Lenders all amounts owed to such Lenders under the Facility as a condition to any such extension, in which event Obligor also shall, on or before the then applicable Maturity Date (i.e., before giving effect to the extension period at issue),
(i) reduce the amount of the Aggregate Commitment by the aggregate amount of the Commitment(s) held by the Non-Extending Lenders, (ii) replace the Non-Extending Lenders (and the amount of the Aggregate Commitment repaid to such Non-Extending Lenders) with other Lenders satisfactory to Agent, or (iii) do any combination of (i) and (ii) above (i.e., replace one or more Non-Extending Lenders and reduce the Aggregate Commitment by the Commitment(s) of those Non-Extending Lenders not replaced).

               (d) If any Lender (a "Non-Approving Lender") shall disapprove any appraisal of any New Collateral or any of the other documents submitted to such Lender pursuant to Section 4.2 hereof (including, without limitation, the environmental reports required pursuant to Section 4.2(m) hereof) then either (i) Obligor can elect to take such steps as are necessary to make such appraisal or document satisfactory to such Non-Approving Lender, or (ii) at the written election of the Obligor and the Super-Majority Lenders and upon the repayment by Obligor to such Non-Approving Lender of all amounts owed to such Non-Approving Lender under the Facility, such Non-Approving Lender shall cease to have the rights and obligations of a "Lender" hereunder, and the Aggregate Commitment shall automatically be adjusted in order to account for the removal of the Non-Approving Lender. Within ten (10) Business Days after a Non-Approving Lender ceases to be a "Lender" hereunder, the remaining Lenders, the Obligor and the General Partner shall execute an amendment to this Agreement to evidence the removal of the Non-Approving Lender and the reduction of the then current Aggregate Commitment by the amount of the Commitment held by such Non-Approving Lender; provided that so long as no Default then exists hereunder, Obligor shall have the right to replace any such Non-Approving Lender which ceases to be a "Lender" hereunder (and the amount of the Aggregate Commitment paid to such Non-Approving Lender) with another Lender satisfactory to Agent. Notwithstanding anything contained herein to the contrary, in no event shall the provisions of this Section 2.1(d) require any Lender to fund to Obligor any amounts in excess of such Lender's Commitment.

       II.2    Responsibility for Advances.

               (a) Advances shall be made available to Obligor by Agent in accordance with Section 2.7 hereof. The obligation of each Lender to fund its Percentage of each Advance shall be several and not joint.

               (b) If the Obligor is entitled to receive an Advance pursuant to this Agreement then, if so requested by Obligor, each Lender shall fund its Percentage of such Advance notwithstanding the failure of any other Lender to do likewise. If any Lender (a "Defaulting Lender") shall default in its obligation to fund all or a portion of its Percentage of any Advance, then simultaneously with the funding by each of the remaining Lenders (each, a "Funding Lender") of their respective Percentages of such Advance (the aggregate amount of the sums funded by the Funding Lenders is sometimes referred to herein as a "Partial Advance") the respective Funded Percentages of each Lender shall automatically be adjusted so that following such adjustment each Lender's Funded Percentage shall correspond to the aggregate percentage of all then outstanding Advances (including all Partial Advances and Additional Advances (as defined below)) made by such Lender. Following any adjustment of each Lender's Funded Percentage pursuant to the preceding sentence, such Lender's Funded Percentage shall be readjusted only upon the first to occur of
(a) a Defaulting Lender subsequently funding the portion of the applicable Advance which it initially failed to fund, or (b) the repayment in full (including all interest thereon) to each Funding Lender of the portion of any such Partial Advance funded by such Funding Lender.

               (c) After a Defaulting Lender's failure to fund any portion of its Percentage of any Advance, the Obligor may submit to Agent a written request (an "Additional Advance Request") for an Advance (an "Additional Advance") in an amount equal to the portion of the immediately preceding Advance which the Defaulting Lender failed to fund, which Additional Advance Request shall contain a certification by Obligor affirming the continued truth and accuracy of the Draw Request Documents submitted in connection with the applicable Advance. Upon Agent's receipt of an Additional Advance Request, each Funding Lender shall fund, at the time and in the manner set forth in
Section 2.7(a) hereof, the percentage of such Additional Advance which is equal to the ratio of its Commitment to the total Commitments of the Funding Lenders; provided, however, that no Lender shall be required to fund any amounts which when aggregated with such Lender's share of all other Advances then outstanding would exceed such Lender's then-current Commitment. Following any such Additional Advance, the Funded Percentages shall again automatically be adjusted so that following such adjustment each Lender's Funded Percentage shall correspond to the aggregate percentage of all then outstanding Advances (including all Partial Advances and Additional Advances) made by such Lender. Following any adjustment of each Lender's Funded Percentage pursuant to the preceding sentence, such Lender's Funded Percentage shall be readjusted only upon the repayment in full (including all interest thereon) to each Funding Lender of the portion of any such Additional Advance funded by such Funding Lender.

               (c) Notwithstanding anything contained herein to the contrary, in no event shall any Defaulting Lender be entitled to receive any repayment of its Percentage of any Advances (or any interest earned thereon) until such time as the Funding Lenders have received repayment in full of the amount of any Partial Advance or Additional Advance funded by the Funding Lenders, together with all interest thereon. Nothing contained in this Section 2.2(d) is intended to prevent Obligor from exercising any rights it may have at law or in equity against a Defaulting Lender.

       II.3 Evidence of Credit Extensions. The Advances of each Lender outstanding at any time shall be evidenced by the Notes. Each Lender shall receive a Note executed by the Obligor in favor of such Lender in a maximum principal amount equal to such Lender's Commitment. Each Lender shall record Advances and principal payments thereof on the schedule attached to its Note or, at its option, in its records, and each Lender's record thereof shall be conclusive absent manifest error. Notwithstanding the foregoing, the failure to make, or an error in making, a notation with respect to any Advance shall not limit or otherwise affect the obligations of Obligor hereunder or under the Notes to pay the amount actually owed by Obligor to Lenders.

       II.4    Fees.

               (a) On the Effective Date Obligor shall pay to each Lender an upfront fee equal to three-quarters of one percent (0.75%) of such Lender's Commitment.

               (b) If Obligor requests any one-year extension of the Maturity Date and such extension is granted by the Lenders as provided in
Section 2.1(c), Obligor shall pay to each of the Lenders (other than the Non-Extending Lenders), within two (2) Business Days after Obligor's receipt of such Lenders' approval of such extension, an extension fee equal to one-quarter of one percent (0.25%) of the amount of such Lender's Commitment to be in effect at the commencement of such one-year extension.

               (c) Within ten (10) days after the last day of each calendar quarter, the Obligor shall pay the Commitment Fee due to Lenders with respect to such quarter, which shall be allocated among the Lenders in accordance with their respective daily Percentages of the available but unborrowed portion of the Aggregate Commitment on each day during such quarter. Concurrently with the invoice to Obligor setting forth the Commitment Fee payable for such quarter, Agent shall furnish Obligor with a statement showing the method of computation of such Commitment Fee and that amount owed to each respective Lender.

               (d) Obligor shall pay all collateral addition fees and release fees due to the Lenders and the Agent in accordance with Sections 2.16 and 2.17 in connection with any New Collateral or release of a Property, as the case may be.

               (e)       All fees payable by Obligor pursuant to Subsections
(a), (b), (c) and (d) of this Section shall be paid to the Agent at the times indicated above and the Agent shall allocate such fees among the Lenders and the Agent as provided herein.

               (f) The Obligor shall pay to Agent the Administrative Agency Fee as it becomes due pursuant to the separate written agreement between Obligor and Agent governing the same.

       II.5 Required Principal Repayments. Any Advances outstanding in excess of the then-current Borrowing Base shall be due and payable on the ninetieth (90th) day after Agent has given to Obligor written demand for repayment or elimination of such excess, specifying the amount of such excess and the date for compliance, but such payment shall be due only to the extent that on or before such ninetieth (90th) day Obligor has not either provided New Collateral to increase the Borrowing Base or repaid a sufficient amount of the then-outstanding Advances, or taken a combination of such actions, so that the outstanding Advances on such 90th day are no longer in excess of the then-current Borrowing Base. Nothing herein shall permit the Obligor at any time to request or receive Advances (i) while such excess exists or (ii) at any time if such Advances would cause the aggregate outstanding Advances to exceed the then-current Borrowing Base.

       The remaining outstanding principal balance of the Facility, plus all accrued and unpaid interest thereon and other amounts owed by Obligor under the Loan Documents, shall be due and payable on the Maturity Date.

       Obligor may prepay all or any portion of the amounts evidenced by the Loan Documents at any time during the term of the Facility without any prepayment penalty or charge other than the amounts which may become due to the Lenders pursuant to Section 3.3 hereof in connection with the prepayment of LIBOR Advances.

       II.6    Interest.

               (a) The outstanding principal balance under the Notes shall bear interest from time to time at a rate per annum equal to:

                         (i)   the Adjusted Corporate Base Rate; or

                         (ii) at the election of Obligor with respect to all or portions of the Obligations and subject to Section 2.7 hereof, the Adjusted LIBOR Rate.

               (b) All interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest accrued on each Adjusted Corporate Base Rate Advance shall be payable in arrears (i) on the first day of each calendar month, commencing with the first such date to occur after the date hereof, (ii) on any date on which the Adjusted Corporate Base Rate Advance is prepaid or repaid, whether due to acceleration or otherwise, and (iii) on the Maturity Date. Interest accrued on that portion of the outstanding principal amount of any Adjusted Corporate Base Rate Advance converted into a LIBOR Advance on a day other than the first day of a calendar month shall be payable in arrears on the date of conversion. Interest accrued on each LIBOR Advance shall be payable in arrears (i) on the first day of each calendar month, (ii) on any date on which the LIBOR Advance is prepaid, whether by acceleration or otherwise, and (iii) on the Maturity Date. Interest shall not be payable on the amount paid for the date of payment if payment is received by Agent prior to noon (Chicago time). If any payment of principal or interest under the Notes shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a payment of principal, such extension of time shall be included in computing interest due in connection with such payment.

       II.7    Selection of Rate Options and Interest Periods.

               (a) Obligor may from time to time select the Rate Option and, in the case of each LIBOR Advance, the commencement date (which shall be a Business Day) and the length of the LIBOR Interest Period applicable to each such LIBOR Advance. The borrowing date for each Advance shall be no earlier than (i) two (2) Business Days after the Draw Request Approval Date in the case of an Adjusted Corporate Base Rate Advance, and (ii) three (3) Business Days after the Draw Request Approval Date in the case of a LIBOR Advance. Not later than 3:00 p.m. (Chicago time) on each proposed borrowing date, and provided that each Lender has received notice of the Draw Request approved by Agent before 3:00 p.m. (Chicago time) on the Draw Request Approval Date, then each Lender shall make available its Percentage of the Advance requested in funds immediately available in Chicago, Illinois to Agent. Agent will make the funds so received from Lenders available to Obligor by transfer to Obligor's account at Agent.

               (b) Agent shall, as soon as practicable after receipt of a Draw Request, determine the Adjusted LIBOR Rate applicable to the requested LIBOR Advance and inform Obligor and Lenders of the same. Each determination of the Adjusted LIBOR Rate by Agent shall be conclusive and binding upon Obligor in the absence of manifest error.

               (c) If Obligor shall prepay a LIBOR Advance other than on the last day of the LIBOR Interest Period applicable thereto, Obligor shall be responsible to pay all amounts due to Lenders as required by Section 3.3 hereof.

               (d) As of the end of each LIBOR Interest Period selected for a LIBOR Advance, the interest rate on the LIBOR Advance will become the Adjusted Corporate Base Rate, unless Obligor has once again selected a LIBOR Interest Period in accordance with the timing and procedures set forth in
Section 2.7(a).

               (e) The right of Obligor to select the Adjusted LIBOR Rate for an Advance pursuant to this Agreement is subject to the availability to Lenders of a similar option. If Agent determines that (i) deposits of U.S. dollars in an amount approximately equal to the LIBOR Advance for which the Obligor wishes to select the Adjusted LIBOR Rate and/or for periods approximately equal to the LIBOR Interest Period selected by Obligor are not generally available at such time in the London interbank eurodollar market, or
(ii) the rate at which the deposits described in subsection (i) herein are being offered will not adequately and fairly reflect the costs to Agent of maintaining an Adjusted LIBOR Rate on an Advance or of funding the same in such market for such LIBOR Interest Period, or (iii) reasonable means do not exist for determining an Adjusted LIBOR Rate, or (iv) the Adjusted LIBOR Rate would be in excess of the maximum interest rate which Obligor may by law pay, then in any of such events, Agent shall so notify Obligor and such Advance shall bear interest at the Adjusted Corporate Base Rate.

               (f) Obligor hereby agrees to reimburse Lenders for any taxes and other increased costs incurred by Lenders in connection with funding each LIBOR Advance and obtaining the deposits described in Section 2.7(e).

               (g) In no event may Obligor elect a LIBOR Interest Period which would extend beyond the Maturity Date. Unless the Lenders agree thereto, in no event may Obligor have more than five (5) different LIBOR Interest Periods for LIBOR Advances outstanding at any one time.

               (h)      Conversion and Continuation.

               (i) Obligor may elect from time to time, subject to the other provisions of this Section 2.7, to convert all or any part of an Advance into any other type of Advance; provided that any conversion of any LIBOR Rate Advance shall be made on, and only on, the last day of the LIBOR Interest Period applicable thereto.

               (ii) Adjusted Corporate Base Rate Advances shall continue as Adjusted Corporate Rate Advances unless and until such Adjusted Corporate Base Rate Advances are converted into LIBOR Rate Advances. LIBOR Rate Advances shall continue until the end of the then applicable LIBOR Interest Period therefor, at which time each such Advance shall be automatically converted into a Adjusted Corporate Base Rate Advance unless the Obligor shall have given the Agent a Conversion/Continuation Notice in accordance with Section 2.7(h)(iv) requesting that, at the end of such LIBOR Interest Period, such Advance either continue as an Advance of such type for the same or another LIBOR Interest Period.

               (iii) Notwithstanding anything to the contrary contained in Sections 2.7(h)(i) or (h)(ii), no Advance may be converted into a LIBOR Rate Advance or continued as a LIBOR Rate Advance (except with the consent of the Required Lenders) when any Monetary Default or Event of Default has occurred and is continuing.

               (iv) The Obligor shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of an Advance or continuation of a LIBOR Rate Advance not later than 11:00 a.m. (Chicago time) on the Business Day immediately preceding the date of the requested conversion, in the case of a conversion into a Adjusted Corporate Base Rate Advance, or 11:00 a.m. (Chicago time) at least three
       (3) Business Days prior to the date of the requested conversion or continuation, in the case of a conversion into or continuation of a LIBOR Rate Advance, specifying: (1) the requested date (which shall be a Business Day) of such conversion or continuation; (2) the amount and type of the Advance to be converted or continued; and (3) the amount and type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a LIBOR Rate Advance, the duration of the LIBOR Interest Period applicable thereto.

       II.8 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Agent at Agent's address specified herein, or at any other Lending Installation of Agent specified in writing by Agent to Obligor, by noon (local time) on the date when due and shall be applied ratably by Agent among Lenders. Each payment delivered to Agent by Obligor prior to 12:00 noon (Chicago time) on any Business Day for the account of any Lender shall be delivered by Agent to such Lender on the same Business Day as Agent's receipt of such payment in the same type of funds that Agent received at its address specified herein or at any Lending Installation specified in a notice received by Agent from such Lender. In the event that Agent does not pay to any Lender any such payment delivered to Agent for the account of such Lender on the same Business Day following Agent's receipt of such payment from Obligor, then (i) to the extent that any such payment (or portion thereof) constitutes interest paid by Obligor on the Facility, Agent shall pay such Lender interest on such payment at the Federal Funds Effective Rate in effect from time to time during the period from the date such payment was to be made by Agent to such Lender until the date such payment is actually made to such Lender, and (ii) to the extent that any such payment (or portion thereof) constitutes a repayment of all or a portion of the then outstanding principal balance of the Facility and Agent fails to make such payment to such Lender as provided herein, Agent shall pay such Lender interest on such payment (or portion thereof) for the period from date when such payment was to be made by Agent to such Lender until the date such payment is made to such Lender at a rate per annum equal to then applicable interest rate on the amount so repaid by Obligor. Agent is hereby authorized to charge the account of Obligor maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

       II.9 Default. Notwithstanding the foregoing, during the continuance of a Monetary Default or Event of Default, Obligor shall not have the right to request a LIBOR Advance, select a new LIBOR Interest Period for an existing LIBOR Advance or convert any Adjusted Corporate Base Rate Advance to a LIBOR Advance. During the continuance of an Event of Default, at the election of the Super-Majority Lenders, by notice to Obligor, outstanding Advances shall bear interest at the applicable Default Rates for the period beginning when the Default which gave rise to the Event of Default first occurred and ending when such Event of Default is cured or the Obligations are paid in full.

       II.10 Lending Installations. Each Lender may book its Advances at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and Obligor, designate a Lending Installation through which Advances will be made by it and for whose account payments are to be made.

       II.11 Non-Receipt of Funds by Agent. Unless Obligor or a Lender, as the case may be, notifies Agent prior to the date on which it is scheduled to make payment to Agent of (i) in the case of a Lender, the proceeds of an Advance, or (ii) in the case of Obligor, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made. Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Obligor, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the "Federal Funds Effective Rate" (as determined by Agent) for such day or (ii) in the case of payment by Obligor, the interest rate applicable to the relevant Advance.

       II.12 Tax and Insurance Account. At any time following a material adverse change in circumstances or conditions with respect to the Obligor or any Property during the term of this

Facility, the Required Lenders may require Obligor to establish the Tax and Insurance Account.

       II.13 Security Deposit Account. At any time following a material adverse change in circumstances or conditions with respect to the Obligor or any Property during the term of this Facility, the Required Lenders may require Obligor to establish the Security Deposit Account.


       II.14 Grant of Security Interest. The Obligor hereby grants to the Lenders a security interest in the Collateral to secure payment of the Obligations.

       II.15 Guaranty by General Partner. As a condition to the Advances to be made hereunder, General Partner hereby agrees to execute and deliver prior to the Effective Date the Guaranty substantially in the form of Exhibit F hereto.

       II.16 New Collateral. From time to time during the term of this Facility following Obligor's written request and compliance with the provisions of this Section 2.16, Obligor may furnish the Lenders with New Collateral, whether in addition to or substitution for, any then-current Collateral, in order to increase the Borrowing Base and permit Obligor to utilize more of the Aggregate Commitment and shall deliver such agreements or other documentation necessary or desirable in the reasonable judgment of the Super-Majority Lenders to evidence and secure the interest of the Lenders in the New Collateral. The Lenders shall agree to the acceptance of New Collateral only upon the satisfaction of the following conditions:

                          (i) If such New Collateral is a Property, (A) such Property must be a manufacturer's retail outlet shopping center located in the United States of America, (B) the fee simple interest in such Property must be wholly owned by the Obligor, or, if Obligor holds only a leasehold interest in the Property, the owner of the fee simple interest joins in the Mortgage on such Property for purposes of subordinating such fee interest to the lien of such Mortgage, (C) such Property must be satisfactory in all respects to the Super-Majority Lenders and their counsel in their sole discretion, (D) after giving effect to such addition, not more than twenty-five percent (25%) of the aggregate Appraised Values will be represented by a single Property, and (E) after giving effect to such addition, no more than forty percent (40%) of the aggregate Appraised Values will be represented by any group of Properties located in the same state;

                         (ii) Neither a Monetary Default nor an Event of Default by Obligor shall exist under this Agreement or the other Loan Documents;

                         (iii)  Obligor shall (1) satisfy each of the
               conditions precedent contained in Section 4.2 hereof (including, without limitation, the execution and delivery by Obligor to Lenders of all necessary Security Documents) with respect to such Property and each state in which such Property is located,
               (2) deliver to the Agent copies of the then current financial statements for Obligor and the Properties prepared in accordance with the provisions of Section 7.2 hereof and (3) deliver to the Agent a written certificate executed by the Chief Financial Officer of the Obligor certifying the Capitalized Value of the Properties that will be in effect immediately after such addition;

                         (iv)  Obligor shall pay a collateral addition fee of
               (i) $1,000 per Property to each Lender and $3,000 per Property to Agent, each of which fees shall be payable on the date that the related Property is added to the Borrowing Base as New Collateral; and

                          (v) in addition to paying such collateral addition fees, Obligor shall reimburse each Lender for such Lender's reasonable out-of-pocket costs and expenses (including attorneys' fees and expenses) in evaluating each additional Property included in New Collateral, provided that the amount of such reimbursement for each such Lender (other than Agent) shall not exceed $1,000 per Lender per Property (other than Agent); provided further, that the foregoing $1,000 limitation on reimbursement shall not apply to Obligor's obligation to reimburse Agent for Agent's reasonable out-of-pocket costs and expenses (including attorneys' fees and expenses) in evaluating each additional Property included in New Collateral.

       2.17 Release of Properties. Obligor may from time to time make written request to the Agent for the approval of the Required Lenders of the release of one or more Properties from the lien of the applicable Security Documents, provided that at the time of such request (i) no Event of Default then exists hereunder or under any other Loan Document, and (ii) Obligor shall have submitted to Agent a certificate of the type described in clause (3) of
Section 2.16(iii). The approval of the Required Lenders shall not be unreasonably withheld and the approval of a

Lender shall be deemed given if such Lender does not object in writing to the Agent to any such release within ten (10) Business Days after Obligor's delivery of a written release request to Agent. The Agent, upon actual or deemed approval from the Required Lenders, shall execute and deliver on behalf of the Lenders such documents as are necessary to effect such release when the following conditions are fulfilled:

                          (i) after giving effect to the release of such Property or Properties from the Collateral (A) not more than twenty-five percent (25%) of the aggregate Appraised Values will be represented by a single Property and (B) not more than forty percent (40%) of the aggregate Appraised Values will be represented by any group of Properties located in the same state;

                         (ii) the aggregate Appraised Values of the Collateral remaining following the proposed release of the Property or Properties will equal or exceed the amount needed to cause the outstanding Advances to be less than or equal to the then current Borrowing Base (after giving effect to such release by deducting the most recent Appraised Values of the Properties being released from the aggregate value of the Collateral used to determine the Borrowing Base and after giving effect to any repayment of outstanding Advances to meet such Borrowing Base test);

                        (iii) Obligor shall pay or reimburse Agent for all reasonable legal fees and expenses incurred by Agent in connection with such release; and

                         (iv) with respect to each approved release, Obligor shall pay a collateral release fee of Two Thousand Dollars ($2,000) per Property to Agent and Five Hundred Dollars ($500) per Property to each other Lender or its assignee.


                                      III

                            CHANGE IN CIRCUMSTANCES

       III.1 Yield Protection. If the adoption of or change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

                        (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from Obligor (excluding state and federal taxation of the overall net income of any Lender or applicable Lending Installation), or changes the basis of such taxation of payments to any Lender in respect of its Advances or other amounts due it hereunder, or

                        (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Advances), or

                        (iii) imposes any other condition, and

the result is to increase the cost of any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within fifteen (15) days of demand by such Lender, Obligor shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Advances and its Commitment.

       III.2 Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporate entity controlling such Lender is increased as a result of a Change (as defined below), then, within fifteen (15) days of demand by such Lender, Obligor shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Advances or its obligation to make Advances hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (as defined below) or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards", including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

       III.3 Funding Indemnification. If any payment of a LIBOR Advance occurs on a date which is not the last day of the applicable LIBOR Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Advance is not made on the date specified by Obligor for any reason other than default by the Lenders, Obligor will indemnify each Lender for any loss or cost incurred by such Lender resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the LIBOR Advance.

       III.4 Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its LIBOR Advances to reduce any liability of Obligor to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a LIBOR Advance, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 3.1, 3.2 or 3.3 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Obligor in the absence of manifest error. Determination of amounts payable under such Sections in connection with a LIBOR Advance shall be calculated as though each Lender funded its LIBOR Advance through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Advance, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by Obligor of the written statement. The obligations of Obligor under Sections 3.1, 3.2 and 3.3 hereof shall survive payment of the Obligations and termination of this Agreement.

                                       IV

                              CONDITIONS PRECEDENT

       IV.1 Conditions Precedent to Closing. The obligation of each Lender to fund its Percentage of the first Advance is subject to the condition precedent that on the Effective Date, the following shall have been delivered to the Agent (with an original of this Agreement and the documents referenced in Subsection 4.1(f), (h) and (i), for each Lender) in form and substance reasonably satisfactory to the Required Lenders, the Agent and the Agent's counsel:

               (a) Certificates of Limited Partnership/Incorporation. A copy of the Certificate of Limited Partnership for Obligor and a copy of the articles of incorporation of General Partner, each certified by the appropriate Secretary of State and by the Secretary or Assistant Secretary of such entity (or a certificate as of the Effective Date from the Obligor that no changes in such item have occurred from the copies previously delivered to the Agent).

               (b) Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for Obligor and a copy of the bylaws of the General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of such entity as being in full force and effect on the Effective Date (or a certificate as of the Effective Date from the Obligor that no changes in such item have occurred from the copies previously delivered to the Agent).

               (c) Good Standing Certificates. A certified copy of a certificate from the Secretaries of State of Delaware and Michigan, dated as of the most recent practicable date, showing the good standing or partnership qualification (if issued) of Obligor and General Partner, respectively.

               (d) Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of each of the states in which a Property is located, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign corporation, as the case may be, for Obligor and General Partner.

               (e) Resolutions. A copy of a resolution or resolutions of the partners of Obligor and adopted by the Board of Directors of the General Partner, certified by the Secretary or an

Assistant Secretary of the General Partner as being in full force and effect on the Effective Date, authorizing the Advances which may be made hereunder and the execution, delivery and performance by the General Partner of the Loan Documents to be executed and delivered by it hereunder on behalf of itself and Obligor.

               (f) Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of the General Partner and dated the Effective Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Obligor hereunder.

               (g) Loan Documents. Originals of the Loan Documents (in such quantities as the Lenders may reasonably request), duly executed by authorized officers of the appropriate entity.

               (h) Opinion of Obligor's Counsel. Written opinions, each dated the Effective Date, from Rudnick & Wolfe, counsel to the Obligor, or from other outside counsel employed by Obligor, in each instance substantially in the form attached hereto as Exhibit H.

               (i) Opinion of Counsel to General Partner. A written opinion, dated the Effective Date, from Rudnick & Wolfe, counsel to the General Partner, or from other outside counsel employed by Obligor, substantially in the form attached hereto as Exhibit I; provided, however, that if appropriate such opinion may be included within the opinion of Obligor's counsel.

               (j) Other Evidence as Lenders May Require. Such other evidence as Lenders may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all necessary actions in any proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

       IV.2 Conditions Precedent to Addition of New Properties. The following conditions must be satisfied (or waived by the Super-Majority Lenders in their sole discretion) with respect to each Property to be added as New Collateral after the Effective Date. All references herein to the "Addition Date" with respect to a Property shall mean the date on which all such conditions have been satisfied or waived and the Appraised Value of such Property is first included in calculating the Borrowing Base.

               (a) Financing Statements. Financing Statements, duly executed by Obligor, as reasonably requested by Agent covering all personal property relating to such Property.

               (b) ALTA Loan Policies. An ALTA loan policy of title insurance for each of the added Properties, each in an amount to be reasonably determined by Agent, dated as of the applicable Addition Date and issued by Chicago Title Insurance Company or another title insurance company satisfactory to the Agent insuring the Lenders' first mortgage lien with respect to the applicable Property, showing only Permitted Exceptions and containing all endorsements required by the Agent or Agent's counsel (including, without limitation, a so-called "comprehensive" endorsement or, if applicable, an endorsement deleting the "standard exceptions" from such title policies, a "tie-in" endorsement, where available, a revolving credit endorsement, where available, a zoning endorsement [unless other evidence of zoning compliance satisfactory to the Required Lenders has been provided]), together with:

                         (i)   copies of all documents referred to therein; and

                         (ii) if required, satisfactory reinsurance agreements relating thereto.

               (c) ALTA Surveys. Surveys of such Properties prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (1992)" and which are dated not earlier than thirty (30) days prior to the Addition Date and certified to the Agent for the benefit of the Lenders, which surveys shall either certify that no part of the surveyed Property is within an area identified as having special flood hazards or identify the boundaries of such area.

               (d) Property Agreements. Copies of all management, leasing, material maintenance and operating agreements (including, without limitation, all reciprocal easement agreements) for such Properties in full force and effect as of the Addition Date. For the purposes of this paragraph, "material" shall mean any contract which involves individually or in the aggregate amounts greater than $50,000 annually and/or has a term (including any renewals and extensions) which expires three years after the date hereof.

               (e) Manager's Subordination. Copies of all agreements duly executed by the property managers, if any, of such Properties whereby such property managers agree to subordinate any present or future liens they may have against such Properties in favor of Lenders' interest in such Properties.

               (f) Rent Rolls. Copies of current rent rolls for each of such Properties, dated as of the Addition Date and certified as complete, true and correct by the Secretary or Assistant Secretary of the General Partner.

               (g) Occupancy Leases. Copies of all of the leases demising portions of such Properties executed prior to the Addition Date, certified as being complete, true and correct by the Secretary or Assistant Secretary of the General Partner.

               (h) Abstracts of Occupancy Leases. To the extent in Obligor's possession, abstracts or summaries, in form and content reasonably satisfactory to the Agent, of all occupancy leases at such Properties executed prior to the Addition Date (it being understood that Obligor is making no representations or warranties regarding the content thereof).

               (i) Tenant Estoppel Letters. For each such Property, estoppel letters, dated within thirty (30) days of the Addition Date, in form and content reasonably satisfactory to the Required Lenders, executed by tenants of such Property who, collectively, occupy at least sixty-five percent (65%) of the aggregate gross leasable area of such Property.

               (j) Subordination, Non-Disturbance and Attornment Agreements. For each such Property, Subordination, Non-Disturbance and Attornment Agreements executed by the Obligor and by tenants of such Property who collectively occupy at least sixty-five percent (65%) of the aggregate gross leasable area of such Property.

               (k) Insurance. Original or certified copies of insurance policies or binders therefor, with accompanying receipts showing prepayment of all premiums for one full year after the Addition Date, evidencing that Obligor carries insurance on such Properties which satisfies the requirements contained in the document entitled "Lender's Insurance Requirements," dated November 3, 1993 (File # P-109), including, without limitation:

                        (i) Property and casualty insurance (including coverage for flood and other water damage for any Properties located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Properties;

                        (ii) Loss of rental income insurance in the amount not less than one year's Gross Revenues from all of the

               Properties (after giving effect to the addition of such new Properties); and

                       (iii) Comprehensive general liability insurance in the amount of $20,000,000 per occurrence.

               All insurance must be carried by companies with a Best Insurance Reports (1992) Policyholder's and Financial Size Rating of "A-VII" or better. All insurance required under this Agreement shall have endorsed thereon the standard Deed of Trust or Mortgage clause in favor of Agent as agent for the Lenders and shall include the Lenders as loss payees. All insurance required under this Agreement shall contain provisions stating that (i) the insurance policy is non-cancelable without at least thirty (30) days' notice to the Agent, and (ii) no claims shall be paid without at least ten (10) days' notice to the Agent.

               (l) Searches. UCC financing statement, judgment, and tax lien searches with respect to the Obligor with respect to such Properties.

               (m)      Reports.  The following reports:

                        (i) A Phase I environmental survey or audit for each of such Properties dated within one hundred eighty (180) days of the date such Property is first included in Collateral prepared by a qualified environmental consultant satisfactory to the Super-Majority Lenders.

                        (ii) An engineering building inspection report for each of the Properties, dated within ninety (90) days of the date such Property is first included in Collateral prepared by a qualified, licensed engineer/architect satisfactory to the Super-Majority Lenders.

In each case any such report shall be deemed approved by a Lender if such Lender fails to object to such report in writing to the Agent within ten (10) Business Days after the date such Lender received such report.

               (n) Financial and Operating Statements. Actual operating statement for each such Property for the most recent one (1) year period ending on the last day of the most recent fiscal quarter of Obligor for which results are available prior to the applicable Addition Date.

               (o) Budget. A supplement to the Budget for the next fiscal year with respect to such Property.

               (p) Appraisals. An Appraisal for each of such Properties dated not earlier than one hundred twenty (120) days prior to the Addition Date. Agent, not Obligor, shall order each of such Appraisals.

               (q) Personal Property Inventory. A detailed personal property inventory for each of such Properties.

       IV.3 Conditions Updating Initial Properties. The obligation of each Lender to fund its Percentage of the first Advance is subject to the condition precedent that, on or before the Effective Date, the following items regarding the Initial Properties shall have been delivered to each such Lender in form and substance reasonably satisfactory to the Super-Majority Lenders, the Agent and the Agent's counsel. Each of the Lenders acknowledges that each of the following conditions has been satisfied or waived, to its satisfaction, with respect to the Initial Properties as of the date of this Agreement.

               (a) Original Items. To the extent requested by any Lenders, copies of all items described in Section 4.2 in the form submitted by the Obligor with respect to any of the Initial Properties when such Initial Property was included in the collateral pool for the Horizon Agreement or McG Agreement, as the case may be.

               (b) Title Policy Endorsements. A "date down" endorsement to each of the ALTA loan policies of title insurance for each of the Properties extending the effective date of each such policy to the date of the recording of the amendment to the Mortgage on such Property executed and delivered to evidence this Agreement, showing only Permitted Exceptions, together with copies of all documents referred to therein not previously delivered to the Agent and, where such Property is not covered by a "tie-in" endorsement and the Appraised Value of such Property has increased, increasing the amount of the underlying policy to reflect such increase so that the amount of such title insurance is not less than sixty-five percent (65%) of such Appraised Value.

               (c) Survey Matters. Updated surveys or affidavits of Obligor, certifying that no changes have occurred in the improvements on the Properties since the survey delivered when such Property was first added as Collateral under the Horizon Agreement or the McG Agreement, as the case may be, in each case where required by the title insurance company.

               (d) Rent Rolls. Updated rent rolls for each of such Properties as of May 31, 1996, certified as complete, true and correct by the Secretary or Assistant Secretary of the General Partner.

               (e) Occupancy Leases. Copies of all leases demising portions of such Properties shown on the updated rent rolls and not previously delivered to the Agent and to the Lenders, if requested, certified as being complete, true and correct by the Secretary or Assistant Secretary of the General Partner.

               (f) Tenant Estoppel Letters. For each Property, estoppel letters dated within sixty (60) days of the Effective Date, in form and content reasonably satisfactory to the Required Lenders, executed by sufficient tenants of such Property, so that such estoppel letters, when aggregated with all estoppel letters previously provided to the Agent for tenants who remain in occupancy at such Property, cover the occupants of at least sixty-five percent (65%) of the aggregate gross leasable area of such Property.

               (g) Subordination, Non-Disturbance and Attornment Agreements. For each such Property, subordination, non-disturbance and attornment agreements dated within sixty (60) days of the Effective Date, in form and content reasonably satisfactory to the Required Lenders, executed by sufficient tenants of such Property, so that such agreements when aggregated with all such agreements previously provided to the Agent for tenants who remain in occupancy at such Property, cover the occupants of at least sixty-five percent (65%) of the aggregate gross leasable area of such Property.

               (h) Reports. To the extent required by the Agent, updates of any of the environmental surveys or audits and engineering building inspection reports on such Properties.

               (i) Operating Statements. Actual operating statements for each of such Properties for the one year period ending March 31, 1996 certified by an authorized representative of Obligor as complete and correct.

               (j) Appraisal Updates. An updated Appraisal for each of such Properties dated not earlier than one hundred twenty (120) days prior to the Effective Date.

       IV.4 Conditions Precedent to All Advances. Advances shall be made from time to time as requested by Obligor, and the obligation of each Lender to make any Advance is subject to the following terms and conditions:

               (a) prior to each such Advance, (i) neither a Monetary Default nor an Event of Default by Obligor shall exist under this Agreement or the other Loan Documents, and (ii) all reports and statements then due under
Section 7.2 hereof (including covenant compliance statements) on or prior to such date shall have been delivered;

               (b) if and only if expressly requested by the Required Lenders with respect to any Advance, for all jurisdictions ("Required Update Jurisdictions") where the form of revolving credit endorsement attached to the title policy or policies for Properties in such jurisdictions does not affirmatively insure that all Advances hereunder will have the same priority under the lien of the Security Documents as the initial Advance made hereunder (that is, such endorsement provides in effect that such Advance shall be subordinate to any mechanics liens or similar claims arising prior to the date of such Advance), (i) not later than ten (10) days after the end of each calendar quarter during the Facility term, Obligor shall furnish Agent with title searches for all Properties located in such jurisdictions showing that no unpermitted title exceptions (i.e., excluding Permitted Exceptions and Permitted Liens) have arisen (unless Obligor is contesting such exceptions as provided for in the Mortgages), and (ii) for any Advance which individually or when aggregated with all other then outstanding Advances made subsequent to the then most recent Current Date(s) (as defined below) equals or exceeds $30,000,000, the Agent shall have received and approved a fully paid-for endorsement (individually, a "Date Down Endorsement" ) to the title insurance policy or policies for such Required Update Jurisdictions covering such Advance and showing that no unpermitted title exceptions have arisen (unless Obligor is contesting such exceptions as provided for in the Mortgages). As used herein, the term "Current Date" shall mean (i) with respect to the initial Advance hereunder, the respective dates of the title policies for those Properties located in the Required Update Jurisdictions, and (ii) with respect to all other Advances, the date of the then most recent Date Down Endorsements for such Required Update Jurisdictions;

               (c) the Agent shall have received and approved the Draw Request Documents and shall have provided a copy of the Draw Request Documents to the Lenders on or before the first Business Day after the Draw Request Approval Date;

               (d) if applicable and if the Agent so requests, the Agent shall have received and approved copies of all permits and governmental approvals necessary for any renovation or tenant improvement work at the Properties to be funded from such Advance;

               (e) if applicable and if the Agent so requests, the Agent shall have received and approved copies of all leases, lease amendments and other material contracts or agreements relating to the use or uses of the Advance;

               (f) If there has been a casualty or condemnation at any Property and Agent has elected or was required to reimburse Obligor out of the insurance proceeds or condemnation award, as applicable, pursuant to the terms and conditions of the Mortgages, the undisbursed balance of such insurance proceeds or condemnation awards, as applicable, together with the then-current available but undisbursed portion of the Aggregate Commitment under the Facility shall be sufficient to pay for the cost of completion of the work free and clear of liens and if such proceeds are insufficient, Obligor shall have deposited the amount of such deficiency with Agent prior to the disbursement of the Advance.

       Agent shall notify Obligor in writing within five (5) Business Days after receipt of the Draw Request Documents of its approval or disapproval of any Draw Request, and if Agent disapproves of any Draw Request, such notice to Obligor shall set forth Agent's reasons for such disapproval. Agent shall provide a copy of the Draw Request Documents to the Lenders promptly after receipt and no later than one Business Day after the Draw Request Approval Date.


                                       V

                         REPRESENTATIONS AND WARRANTIES

       Obligor hereby represents and warrants that:

       V.1 Existence. Obligor is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal place of business in Michigan, is duly qualified as a foreign limited partnership and properly licensed (if required) and in good standing in each jurisdiction where the failure to qualify or be licensed (if required) would have a material adverse effect on the business or properties of Obligor.

       V.2 Corporate Powers. The execution, delivery and performance of the Loan Documents required to be delivered by Obligor hereunder are within the corporate powers of the General Partner, have been duly authorized by all requisite corporate action, and are not in conflict with the terms of any organizational instruments of Obligor or of General Partner, or any instrument or agreement to which Obligor or General Partner is a party or by which Obligor or General Partner or any of their assets is bound or affected.

       V.3 Power of Officers. The officers of General Partner executing the Loan Documents required to be delivered by the Obligor hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.

       V.4 Government and Other Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary (i) in connection with the execution or delivery of the Loan Documents, or (ii) except as may be required from time to time following the Effective Date, for the ongoing ownership and operation of the Obligor's business or the performance by Obligor of its Obligations under the Loan Documents.

       V.5 Zoning and Use. There are no pending, or to Obligor's knowledge threatened, actions, suits or proceedings to revoke, attack, invalidate, rescind or modify the zoning of any of the Properties or any part thereof, or any building or other permits heretofore issued with respect thereto, or asserting that such zoning or permits do not permit the continued use of the Properties as contemplated by this Agreement. The use of the Properties does not violate in any respect (i) any laws of any kind whatsoever (including zoning laws), or (ii) any building permits or other approvals, restrictions of record, or any agreement affecting the Properties or any part thereof. Neither the zoning of, nor any other right to use, the Properties is to any extent dependent upon or related to any real property other than the Properties except as disclosed pursuant to the Permitted Exceptions.

       V.6 Compliance With Laws. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on the Obligor or on the General Partner which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.

       V.7 Enforceability of Agreement. This Agreement is the legal, valid and binding agreement of the Obligor, and the Notes when executed and delivered will be the legal, valid and binding obligations of the Obligor, enforceable against the Obligor in accordance with their respective terms, and the Loan Documents required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally or by general principles of equity, and (ii) certain provisions of the Loan Documents may be rendered unenforceable or limited by applicable laws and judicial decisions, but such laws and judicial decisions do not render the Loan Documents invalid as a whole, and there exist in the Loan Documents or pursuant to applicable law legally adequate remedies for the realization of the principal benefits and security intended to be provided by the Loan Documents.

       V.8 Validity and Perfection of Security Documents. Obligor, after due inquiry, knows of no facts or circumstances which would prevent the Mortgages and the Financing Statements, when duly recorded or filed in the appropriate public records, from creating in Lenders valid and perfected first liens (subject to any Permitted Liens) upon the property purportedly subject thereto without the requirement of any further action to perfect such liens.

       V.9 Title to Property. To the best of Obligor's knowledge after due inquiry, the Obligor has good and marketable fee simple title to the Properties (or a leasehold estate in certain Properties which satisfy the conditions for acceptance of such Properties into the Collateral as set forth herein) free and clear of Liens except for the Permitted Liens. The execution, delivery or performance of the Loan Documents required to be delivered by the Obligor hereunder will not result in the creation of any Lien on the Properties other than in favor of the Lenders. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

       V.10 Litigation. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of Obligor's knowledge, threatened against or affecting the Obligor or any of the Properties, the adverse determination of which individually or in the aggregate would cause a Material Adverse Financial Change or materially impair the Obligor's ability to perform its obligations hereunder or under any instrument or agreement required hereunder, except as disclosed on Schedule 5.10 hereto, or otherwise disclosed to Lenders in accordance with the terms hereof.

       V.11 Events of Default. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the Obligor under any of the Loan Documents or under any other document to which Obligor is a party.

       V.12 Investment Company Act of 1940. The Obligor is not, and will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.

       V.13 Public Utility Holding Company Act. The Obligor is not a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the definitions of the Public Utility Holding Company Act of 1935, as amended.

       V.14 Regulation U. The proceeds of the Advances will not be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

       V.15 No Material Adverse Financial Change. There has been no change in the condition of the Obligor since the date of the Obligor's financial and/or operating statements most recently submitted to the Lenders that could reasonably be expected to constitute a Material Adverse Financial Change.

       V.16 Financial Information. All financial statements furnished to the Lenders by the Obligor and all other financial information and data furnished by the Obligor to the Lenders are complete and correct as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Obligor as of such date. The Obligor has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

       V.17 Factual Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Obligor to the Lenders for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated therein (except for the lease abstracts relating to certain leases at the Properties, copies of which were furnished by Obligor to the Lenders solely for the Lenders' convenience and with respect to which Obligor makes no representations) is, and all other such factual information hereafter furnished by or on behalf of the Obligor to the Lenders will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

       V.18 ERISA. The Unfunded Liabilities of all Single Employer Plans do not exceed in the aggregate One Million Dollars ($1,000,000). Neither the Obligor nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of One Million Dollars ($1,000,000) in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Obligor nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

       V.19 Taxes. All required tax returns have been filed by the Obligor with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.

       V.20 Environmental Compliance. Except as set forth on Schedule 5.20 hereto, the Obligor has not, nor, to the actual knowledge of the Obligor, has any other Person, ever caused or permitted any Hazardous Material to be generated, used, transported, placed, held, located or disposed of on, under, at or about any of the Properties except in material compliance with all applicable federal, state, foreign and local laws, rules, regulations and orders, nor has any of the Properties ever been used (either by the Obligor or, to the best knowledge of the Obligor, by any other Person) as a dump site or storage (whether permanent or temporary) site for any Hazardous Material and no governmental or regulatory authorities have filed any actions or issued any orders against the Obligor with respect to Hazardous Material. The Obligor has not installed any friable asbestos or any substance containing asbestos deemed hazardous by federal or any state governmental or regulatory authorities in any of the Properties. The representations contained in this Section 5.20 shall survive in perpetuity (or for such period as may be permitted by law), notwithstanding the payment in full of the Notes and the performance of all other obligations under the Loan Documents.

       V.21 Insurance. Obligor has obtained the insurance for each Property of the type which Obligor is required to furnish to Lenders under Section 4.2(k) hereof for additional Properties.

       V.22 Leases. Obligor and its agents have not entered into any lease or leases or other arrangements for occupancy of space within the Properties other than the leases described on the rent rolls delivered to the Lenders when such Properties were added to Collateral, as updated quarterly pursuant to
Section 7.2(a)(i)(A). Such leases are in full force and effect. Neither Obligor nor, except as disclosed in writing by Obligor to and reasonably approved by Agent, any Major Tenant thereunder, has defaulted in the performance of their respective obligations under such leases; provided, however, that the approval of the Required Lenders shall be necessary (as a condition precedent to funding any Advance) where at the time of Obligor's submission of the Draw Request Documents for such Advance such documents disclose the existence of lease defaults by Major Tenants then occupying individually or in the aggregate more than (x) 20% of the gross leasable area of any Property, or (y) 5% of the gross leasable area of all of the Properties.

       V.23 No Brokers. Obligor has dealt with no brokers in connection with this Facility, and no brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Advances. Lenders shall not be responsible for the payment of any fees or commissions to any broker and Obligor shall indemnify, defend and hold Lenders harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees and disbursements) made against or incurred by Lenders as a result of claims made or actions instituted by any broker or person claiming by, through or under Obligor in connection with the Facility.

       V.24 No Violation of Usury Laws. No aspect of any of the transactions contemplated herein violate or will violate any usury laws or laws regarding the validity of agreements to pay interest in effect on the date hereof.

       V.25 Not a Foreign Person. Obligor is not a "foreign person" within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

       V.26 No Trade Name. Obligor has not and Obligor does not do business under any name other than its actual name set forth herein and the various names of the Properties. The principal place of business of Obligor is as stated in the recitals hereto.

       V.27 Subsidiaries. Except as listed on Schedule 5.27 hereto, there are no subsidiaries of the Obligor which would qualify as an Affiliate of Obligor.

       V.28 Land Trusts. Obligor owns one hundred percent (100%) of the beneficial interest in, and power of direction over, each of the land trusts, if any, which own fee title to any of the Properties.

       Obligor agrees that all of its representations and warranties set forth in Article V of this Agreement and elsewhere in this Agreement will be true on the Effective Date, and will be true (except with respect to the representations contained in Section 5.26 and Section 5.27 hereof and the matters which have been disclosed in writing to and approved by the Agent or the Required Lenders, as applicable) upon each request for disbursement of an Advance. Each request for disbursement hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.


                                       VI

                   ADDITIONAL REPRESENTATIONS AND WARRANTIES

       The General Partner hereby represents and warrants that:

       VI.1 Existence. The General Partner is a corporation duly organized and validly existing under the laws of the State of Michigan, with its principal place of business in the State of Michigan, is duly qualified as a foreign corporation and properly licensed (if required) and in good standing in each jurisdiction where the failure to qualify or be licensed (if required) would constitute a Material Adverse Financial Change of the General Partner or have a material adverse effect on the business or properties of the General Partner.

       VI.2 Corporate Powers. The execution, delivery and performance of the Loan Documents required to be delivered by the General Partner hereunder are within the corporate powers of the General Partner, have been duly authorized by all requisite corporate action, and are not in conflict with the terms of any organizational instruments of the General Partner, or any instrument or agreement to which the General Partner is a party or by which General Partner or any of its assets is bound or affected.

       VI.3 Power of Officers. The officers of the General Partner executing the Loan Documents required to be delivered by the General Partner hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such agreement, certificate or instrument was executed.

       VI.4 Government and Other Approvals. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with (i) the execution or delivery of the Loan Documents, or (ii) except as may be required from time to time following the Effective Date for the ongoing ownership and operation of the Obligor's business, the performance by Obligor of its Obligations under the Loan Documents.

       VI.5 Compliance With Laws. There is no judgment, decree or order or any law, rule or regulation of any court or governmental authority binding on the General Partner which would be contravened by the execution, delivery or performance of the Loan Documents required hereunder.

       VI.6 Enforceability of Agreement. This Agreement is the legal, valid and binding agreement of the General Partner, enforceable against the General Partner in accordance with its respective terms, and the Loan Documents required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors generally or by general principles of equity, and (ii) certain provisions of the Loan Documents may be rendered unenforceable or limited by applicable laws and judicial decisions, but such laws and judicial decisions do not render the Loan Documents invalid as a whole, and there exist in the Loan Documents or pursuant to applicable law legally adequate remedies for the realization of the principal benefits and security intended to be provided by the Loan Documents.

       VI.7 Liens; Consents. The execution, delivery or performance of the Loan Documents required to be delivered by the General Partner hereunder will not result in the creation of any Lien on the Properties other than in favor of the Lenders. No consent to the transactions hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lenders.

       VI.8 Litigation. There are no suits, arbitrations, claims, disputes or other proceedings (including, without limitation, any civil, criminal, administrative or environmental proceedings), pending or, to the best of General Partner's knowledge, threatened against or affecting the General Partner or any of the Properties, the adverse determination of which individually or in the aggregate would cause a Material Adverse Financial Change or materially impair the General Partner's ability to perform its obligations hereunder or under any instrument or agreement required hereunder, except as disclosed on
Schedule 6.8 hereto, or otherwise disclosed to Lenders in accordance with the terms hereof.

       VI.9 Events of Default. No Default or Event of Default has occurred and is continuing or would result from the incurring of obligations by the General Partner under any of the Loan Documents or under any other document to which General Partner is a party.

       VI.10 Investment Company Act of 1940. The General Partner is not, and will by such acts as may be necessary continue not to be, an investment company within the meaning of the Investment Company Act of 1940.

       VI.11 Public Utility Holding Company Act. The General Partner is not a "holding company" or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," within the definitions of the Public Utility Holding Company Act of 1935, as amended.

       VI.12 No Material Adverse Financial Change. There has been no change in the condition of the General Partner since the last date on which the General Partner's financial and/or operating statements were submitted to the Lenders that could reasonably be expected to constitute a Material Adverse Financial Change.

       VI.13 Financial Information. All financial statements furnished to the Lenders by the General Partner and all other financial information and data furnished by the General Partner to the Lenders are complete and correct as of the date thereof, and such financial statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the General Partner as of such date. The General Partner has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate, except as disclosed in such statements, information and data.

       VI.14 Factual Information. All factual information heretofore or contemporaneously furnished by or on behalf of the General Partner to the Lenders for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated therein is, and all other such factual information hereafter furnished by or on behalf of the General Partner to the Lenders will be, true and accurate (taken as a whole) on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

       VI.15 ERISA. The Unfunded Liabilities of all Single Employer Plans do not exceed in the aggregate One Million Dollars ($1,000,000). Neither the General Partner nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of One Million Dollars ($1,000,000) in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the General Partner nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan.

       VI.16 Taxes. All required tax returns have been filed by the General Partner with the appropriate authorities except to the extent that extensions of time to file have been requested, granted and have not expired or except to the extent such taxes are being contested in good faith and for which adequate reserves, in accordance with GAAP, are being maintained.

       VI.17 No Brokers. General Partner has dealt with no brokers in connection with this Facility, and no brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Advances. Lender shall not be responsible for the payment of any fees or commissions to any broker and General Partner shall indemnify, defend and hold Lender harmless from and against any claims, liabilities, obligations, damages, costs and expenses (including reasonable attorneys' fees and disbursements) made against or incurred by Lender as a result of claims made or actions instituted by any broker or person claiming by, through or under the General Partner in connection with the Facility.

       VI.18 No Violation of Usury Laws. No aspect of any of the transactions contemplated herein violate or will violate any usury laws or laws regarding the validity of agreements to pay interest in effect on the date hereof.

       VI.19 Subsidiaries. Except as listed on Schedule 6.19 hereto, there are no subsidiaries of the General Partner which would qualify as an Affiliate of General Partner.

       General Partner agrees that all of its representations and warranties set forth in Article VI of this Agreement and elsewhere in this Agreement will be true on the Effective Date, and will be true (except with respect to the representation contained in Section 6.19 hereof and the matters which have been disclosed in writing to and approved by the Agent) upon each request for disbursement of an Advance. Each request for disbursement hereunder shall constitute a reaffirmation of such representations and warranties as deemed modified in accordance with the disclosures made and approved, as aforesaid, as of the date of such request and disbursement.


                                      VII

                             AFFIRMATIVE COVENANTS

       The Obligor (and the General Partner, if expressly included in Sections contained in this Article) covenant and agree that so long as the Aggregate Commitment shall remain available and until the full and final payment of all Obligations they will:

       VII.1   Notices.  Promptly give written notice to each Lender of:

               (a) all litigation or arbitration proceedings affecting the Obligor, the General Partner or any Collateral where the amount claimed is $1,000,000 or more;

               (b) any Default or Event of Default, specifying the nature and the period of existence thereof and what action has been taken or been proposed to be taken with respect thereto;

               (c) all claims filed against any property owned by the Obligor or the General Partner which, if adversely determined, could have a material adverse effect on any Property or the ability of the Obligor or the General Partner to meet any of their obligations under the Loan Documents;

               (d) the occurrence of any other event which could reasonably be expected to cause a Material Adverse Financial Change;

               (e)      any change in the equity ownership of any Collateral;

               (f) any "reportable event" (as such term is defined in Section 4043(b) of ERISA) or any "prohibited transaction" (as such term is defined in Section 4975 of the Code) in connection with any Plan or any trust created thereunder, which may, singly or in the aggregate materially impair the ability of the Obligor or the General Partner to repay any of its obligations under the Loan Documents, describing the nature of each such event and the action, if any, the Obligor or the General Partner, as the case may be, proposes to take with respect thereto;

               (g) any material default under any ground lease, operating agreement, deed of trust or mortgage relating to any Property, or any breach or default under any material agreement relating to any Property; and

               (h) any notice from any federal, state, local or foreign authority regarding any Hazardous Material, asbestos, or other environmental condition, proceeding, order, claim or violation affecting any of the Properties.

       VII.2   Financial Statements, Reports, Etc.   Deliver to Agent, for the
Obligor, the General Partner, and/or the Properties, as the case may be, unless otherwise specified:

               (a)      Reports.

                        (i) Not later than 60 days after the end of each fiscal quarter:

                                (A)      a copy of the rent roll for the
                        Properties as of the end of such quarter, certified as being true, correct and complete by an authorized representative of Obligor;

                                (B)      quarterly operating statements
                        (including a balance sheet, statement of profit and loss and statement of cash flows) for each of Obligor and General Partner for such fiscal quarter and for the calendar year to date, prepared on an accrual basis and certified as complete and correct by an authorized representative of Obligor and General Partner;

                                (C)      A statement from an authorized
                        representative of Obligor and General Partner stating that after reviewing the books, records and affairs of Obligor and General Partner as of the end of such fiscal quarter, Obligor and General Partner are in compliance with all of the covenants contained herein, and that there is no Default or Event of Default, to the best of such officer's knowledge, under any of the Loan Documents, together with such documentation as any Lender may reasonably require to verify and support the calculation of the Total Funded Debt and Implied Capitalization Value;

                                (D)      A consolidating operating statement
                        certified by an authorized representative of Obligor showing a detailed breakdown of Gross Revenues and Operating Expenses for the preceding quarter for each of the Obligor's properties (including capital expenditures and not limited to the Properties constituting Collateral) and reflecting corporate overhead not allocable to any specific properties; and

                                (E) A statement certified by an authorized representative of Obligor listing any tenants at the Properties known by Obligor to be either 60 days or more delinquent in rental payments or in bankruptcy as of the end of such quarter;

                         (ii) Promptly upon completion, but in any event not later than 60 days after the end of each fiscal year, a copy of the budget for operation and management of the Properties for the succeeding fiscal year, which budget shall be satisfactory to Agent, in its reasonable discretion;

                         (iii) Not later than 90 days after the end of each fiscal year, a consolidated balance sheet, a consolidated statement of profit and loss and consolidated statement of cash flows, as of the end of such fiscal year, for each of Obligor, the General Partner and the Consolidated Operating Partnership, each audited and certified by independent accountants reasonably satisfactory to the Agent as being complete and correct and fairly presenting the financial condition and results of operations as of the end of such year and for that fiscal year for such entities, together with an annual version of the quarterly consolidating statement as described in clause (i)(D) above;

                         (iv) Promptly after filing, copies of all financial information filed with the Securities Exchange Commission regarding General Partner or Obligor; and

                         (v) Promptly after receipt of annual sales reports from tenants at the Properties, a report showing the aggregate sales results for such Property (along with the aggregate sales results for each type of business at such Property, but without any individual tenant-by-tenant breakdown, except that a tenant-by-tenant breakdown shall be required if the Occupancy Percentage of such Property as of the date of such report is less than 75%) in comparison to the aggregate sales results for the prior year for such Property then included in the Borrowing Base.

               (b) Real Estate Taxes. Not later than sixty (60) days after the due date of each installment of real estate taxes with respect to any Property, evidence satisfactory to the Agent of the payment in full of such installment (including copies of the applicable tax bills and the cancelled checks evidencing payment therefor); provided, however, that Obligor need not provide Agent with such evidence of payment of the real estate taxes for any Property for which Obligor is contesting such taxes in compliance with the provisions of the applicable Mortgage for such Property;

               (c) Revised Project Budgets. Copies of any revisions to any Budget submitted pursuant to Section 7.2(a)(ii) above, which revisions shall be subject to the reasonable approval of Agent; and

               (d) Other Documents. Such other statements or reports as any Lender may reasonably request in form and detail satisfactory to such Lender.

               (e) Transmittal to Lenders. The Agent shall forward copies of all items delivered to it under this Section 7.2 to the Lenders promptly after receipt thereof.

       VII.3 Existence and Conduct of Operations. Except as permitted herein, maintain and preserve its existence and all rights, privileges and franchises now enjoyed and necessary for the operation of its business, including remaining in good standing in each jurisdiction in which business is currently operated. The Obligor and the General Partner shall carry on and conduct their respective businesses in substantially the same manner and in substantially the same fields of enterprise as presently conducted.

       VII.4 Control of Sale or Encumbrance. Obligor shall not restrict its rights to sell or encumber any properties (including any Properties) owned by Obligor, General Partner or any Controlled Venture, other than (i) any due on sale provisions or restrictions on further encumbrances or junior financing imposed by any holder of a first mortgage on any such property, or

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(ii) any rights of first offer or rights of first refusal in favor of any constituent entity in any Controlled Venture, or (iii) any limited partner's approval rights over certain actions to the extent created or required by any applicable partnership or similar organizational statute or other law, or (iv) as shall be required by applicable law (including, without limitation, any applicable law in order for General Partner to remain in compliance with the provisions of Section 7.13 hereof).

       VII.5 Appraisals of Properties. Reimburse the Agent for all costs and expenses incurred in connection with Agent's obtaining Appraisals for such of the Properties as requested from time to time by the Required Lenders, in their sole discretion, provided that (i) so long as such Property has an Occupancy Percentage of 85% or more, not more than one updated appraisal per Property can be required in any twelve month period and (ii) in no event shall more than two appraisals be required in any twelve month period.

       VII.6 Maintenance of Properties. Maintain, preserve, protect and keep the Properties in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements, normal wear and tear excepted.

       VII.7 Insurance. Provide a certificate of insurance from all insurance carriers who maintain policies with respect to the Properties and copies of the cancelled checks evidencing payment of the premiums for such policies within thirty (30) days after the end of each fiscal year (if not previously provided), evidencing that the insurance of the type required to be furnished to Lenders pursuant to Section 4.2(k) hereof is in full force and effect. Obligor shall timely pay, or cause to be paid, all premiums on all insurance policies required under this Agreement from time to time. Obligor shall promptly notify its insurance carrier or agent therefor (with a copy of such notification being provided simultaneously to Lenders) if there is any occurrence which, under the terms of any insurance policy then in effect with respect to the Properties, requires such notification.

       VII.8 Payment of Obligations. Pay all taxes, assessments, governmental charges and other obligations when due, except such as may be contested in good faith or as to which a bona fide dispute may exist, and for which adequate reserves have been provided in accordance with sound accounting principles used by Obligor on the date hereof.

       VII.9 Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations, orders and directions of any governmental authority having jurisdiction over it or its business or relating to the Properties and diligently exercise its rights as landlord under all leases of space at any of the Obligor's Properties to enforce the obligations of the tenants thereunder to comply in all material respects with all applicable laws, rules, regulations, orders and directions of any governmental authority having jurisdiction over the applicable property of the Obligor.

       VII.10 Compliance with Budget. Do all things commercially reasonable to comply with the then applicable Budget, including limiting expenditures and distributions as set forth herein and therein.

       VII.11 Adequate Books. Maintain adequate books, accounts and records in order to provide financial statements in accordance with GAAP and, if requested by Lenders, permit employees or representatives of Lenders at any reasonable time and upon reasonable notice to inspect and audit the properties of Obligor and of the Consolidated Operating Partnership, and to examine or audit the inventory, books, accounts and records of each of them and make copies and memoranda thereof.

       VII.12 ERISA. Comply in all material respects with all requirements of ERISA applicable to it with respect to each Plan.

       VII.13 Maintenance of Status. General Partner shall at all times (i) remain a corporation listed and in good standing on the New York Stock Exchange, and (ii) maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code.


                                      VIII

                               NEGATIVE COVENANTS

       The Obligor and the General Partner covenant and agree that, so long as the Aggregate Commitment shall remain available and until full and final payment of all Obligations, without the prior written consent of the Super-Majority Lenders (or of all the Lenders with respect to Section 8.5), they will not:

       VIII.1 Change in Business. Cause or allow the Obligor to (A) engage in any business activities or operations other than (i) the ownership and operation of the Properties or (ii) other business functions and transactions related to the financing, ownership, acquisition, development and/or management of shopping centers, or (B) expand the Properties (except as permitted by and in compliance with the terms of the Mortgages), or (C) otherwise materially change the nature of the use of the Properties.

       VIII.2  Change of Ownership or Management of Properties.  Cause or allow
(A) the General Partner to cease to be the sole general partner of Obligor, (B) the Obligor to cease to be the sole owner (or ground lessee, if permitted hereunder) of the Properties, or (C) a change in the management of the Properties (except that any Affiliate of Obligor or the General Partner shall be permitted to manage any of the Properties).

       VIII.3 Minimum Net Worth. The Adjusted Tangible Net Worth of the Consolidated Operating Partnership (as measured on the last day of the most recent full fiscal quarter for which results have been reported) must not at any time during the Facility term be less than the sum of (A) $500,000,000 plus
(B) 100% of the aggregate net proceeds realized by the Obligor or the General Partner after the Effective Date from any public or private sales of common or preferred stock (other than Debt-Type Preferred Stock).

       VIII.4  Use of Proceeds.

               (a) Apply or permit to be applied any proceeds of any Advance directly or indirectly, to the funding of any hostile attempt to take control of any publicly held corporation.

               (b) Use any of the proceeds of the Advances to purchase or carry any Margin Stock.

       VIII.5 Leverage Ratio. Permit the Total Funded Debt of the Consolidated Operating Partnership, at any time during the Facility term, to exceed fifty-five percent (55%) of its Implied Capitalization Value (as measured on the last day of its most recent full fiscal quarter).

       VIII.6 Maintenance of EBITDA. Permit the Consolidated Operating Partnership to maintain a ratio of EBITDA to the sum of (i) Debt Service plus
(ii) Debt-Type Preferred Stock Expense of less than 2 to 1 (as of the end of each fiscal quarter, based on annualizing the results for such fiscal quarter).

       VIII.7 Major Amendments and Major Leases. Execute a Major Lease, make a Major Amendment to a Major Lease, or terminate any Major Lease at the Properties without (i) providing ten (10) business days prior written notice to the Agent and, (ii) if such action is deemed by the Agent and the Super-Majority Lenders to have any material, adverse economic effect on the value of any Property and if and only if Agent so notifies Obligor in writing within such 10 business day period, agreeing on such reductions to the Borrowing Base as the Agent and the Super-Majority Lenders deem appropriate in their reasonable judgment to reflect any temporary or permanent diminutions in value of any Property as a result thereof.

       VIII.8 Liens. Create, assume or suffer to exist any Lien (including the Lien of an attachment, judgment or execution) on the Properties or on any Collateral, whether now owned or hereafter acquired, except Permitted Liens.

       VIII.9 Leasing to Consolidated Tenants. Enter into any leases at the Properties which would result in any Consolidated Tenants having leases with the entities comprising the Consolidated Operating Partnership, which leases, in the aggregate, exceed ten percent (10%) of the total gross leasable area of all properties owned by the entities comprising the Consolidated Operating Partnership; provided that Obligor shall not be deemed to have breached the covenant contained in this Section by reason of the occurrence of a merger between or consolidation of two or more tenants, or the acquisition of one tenant by another tenant.

       VIII.10 Maintenance of EBITDA to Total Funded Debt. Permit the ratio of EBITDA to Total Funded Debt for the Consolidated Operating Partnership as of the end of a fiscal quarter (based on annualizing EBITDA for such fiscal quarter), to be less than .15 to 1.0.

       VIII.11 Foreign Centers. Permit more than ten percent (10%) of the EBITDA of the Consolidated Operating Partnership, measured as of the end of each fiscal quarter, to be attributable to manufacturer's outlet shopping centers not located within the United States of America.

       VIII.12 Floating Rate Debt. If at any time the Consolidated Operating Partnership has Indebtedness that bears interest at a floating rate and such Indebtedness exceeds 50% of the Total Funded Debt of the Consolidated Operating Partnership, permit such excess not to be covered by interest rate caps or other interest rate protection products satisfactory to the Agent and the Required Lenders.

       VIII.13 Venture Investments. Permit (i) the Total Venture Investments, at any time during the Facility term, to exceed $75,000,000 or (ii) those Total Venture Investments, in the aggregate, which represent investments in Investment Affiliates or consolidated subsidiaries which own any real property located outside the United States of America to exceed $10,000,000.

       VIII.14 Distributions. Permit distributions to any of the partners in Obligor or shareholders in General Partner on account of any fiscal year, on an aggregate basis, which exceed ninety-five percent (95%) of Obligor's or General Partner's (as the case may be) Funds From Operations for the applicable fiscal year, provided that Obligor and General Partner nevertheless may distribute amounts in excess of the foregoing limitations, if necessary to allow General Partner to maintain its tax status as a REIT.


                                       IX

                                    DEFAULTS

       The occurrence of any one or more of the following events shall constitute an Event of Default:

       IX.1 Nonpayment of Principal. The Obligor fails to pay any principal portion of the Obligations when due, whether under Section 2.5 hereof, on the Maturity Date or otherwise.

       IX.2 Negative Covenants. The Obligor, General Partner and/or Consolidated Operating Partnership, as the case may be, is not in compliance with any one or more of the covenants contained in Article VIII hereof.

       IX.3 Nonpayment of Interest and Other Obligations. The Obligor fails to pay any interest or other portion of the Obligations involving the payment of money, other than payments of principal, or Obligor violates any other covenant contained herein involving the payment of money, and such failure continues for a period of five (5) days after notice from Agent.

       IX.4 Cross Default. Any monetary default occurs (after giving effect to any applicable cure period) under any other Indebtedness of Obligor, the General Partner or any of their Affiliates, singly or in the aggregate, in excess of $5,000,000, other than (i) Indebtedness arising from the purchase of personal property or the provision of services, the amount of which is being contested by Obligor or (ii) Indebtedness which is "non-recourse" i.e., which is not recoverable by the creditor thereof from the general assets of the Obligor, the General Partner or any of their Affiliates but is limited to the proceeds of certain real estate, improvements and related personal property.

       IX.5 Loan Documents. Any Loan Document is not in full force and effect or a default has occurred and is continuing thereunder after giving effect to any cure or grace period in any such document.

       IX.6 Representation or Warranty. If (i) any representation or warranty set forth in Articles V or VI of this Agreement or in any statement, report or certificate made by the Obligor or the General Partner to the Lenders or the Agent on or prior to the date hereof is not true and correct as of the date hereof in any material respect or (ii) any reaffirmation of a representation or warranty set forth in Articles V or VI of this Agreement or in any statement, report or certificate made after the date hereof by the Obligor or the General Partner to the Lenders or the Agent which is made as part of the Draw Request Documents is not true and correct to the actual knowledge of the maker thereof when made in any material respect.

       IX.7 Covenants, Agreements and Other Conditions. The Obligor or the General Partner fails to perform or observe any non-monetary covenants, agreements and conditions (other than in Section 2.5 or in Article VIII) contained in this Agreement or any of the other Loan Documents in accordance with the terms hereof or thereof, not specifically referred to herein, and, if and only if no specific cure period has been expressly provided for herein or in such other Loan Document, such Default continues unremedied for a period of thirty (30) days after written notice from Agent, provided, however, that if such Default is susceptible of cure but cannot by the use of reasonable efforts be cured within such thirty (30) day period, such Default shall not constitute an Event of Default under this Section 9.7 so long as (i) the Obligor or the General Partner, as the case may be, has commenced a cure within such thirty-day period, (ii) thereafter, Obligor or General Partner, as the case may be, is proceeding to cure such default continuously and diligently and in a manner reasonably satisfactory to Lenders, and (iii) such default is cured not later than sixty (60) days after the expiration of such thirty (30) day period.

       IX.8 No Longer General Partner. The General Partner shall no longer be the sole general partner of Obligor.

       IX.9 Sale or Mortgage of Properties. Any transfer, assignment or sale of any of the Properties or any portion thereof occurs or any further mortgage or other voluntary lien to secure Indebtedness is placed against any of the Properties or any portion thereof (other than the granting of utility easements, the creation of tenancies pursuant to leases or other occupancy agreements which contain no option to purchase executed in the ordinary course of Obligor's business, sales of Properties after a permitted release pursuant to Section 2.17 hereof, the granting or creation of Permitted Liens, and transfers required pursuant to condemnation and/or eminent domain proceedings) without the prior written consent of the Lenders.

       IX.10 Material Adverse Financial Change. The Obligor or General Partner has suffered a Material Adverse Financial Change or is Insolvent.

       IX.11   Bankruptcy.

               (a) Voluntary. The Obligor or the General Partner generally fails to pay, or admits in writing its inability to pay, its debts as they become due, or files any petition or action for relief as to itself under any bankruptcy, reorganization, insolvency or moratorium law, or any other similar law or laws for the relief of, or relating to, debtors, or applies for or consents to a receiver, trustee or custodian for it or a substantial portion of its property, or makes a general assignment for the benefit of creditors.

               (b) Involuntary. An involuntary petition is filed under any federal or state bankruptcy or similar statute, whether now or hereafter existing, against the Obligor or the General Partner, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of the Properties of any of them unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of such filing or appointment.

       IX.12 Legal Proceedings. The Obligor or General Partner is enjoined, restrained or in any way prevented by any court order or judgment or if a notice of lien, levy, or assessment is filed of record with respect to all or any part of the Properties by any governmental department, office or agency, which could materially adversely affect the performance of the obligations of such parties hereunder or under the Loan Documents, as the case may be, or if any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent the foregoing parties from conducting all or a substantial part of their respective business affairs and failure to vacate, stay, dismiss, set aside or remedy the same within sixty (60) days after the occurrence thereof.

       IX.13 Judgments. Any final and non-appealable judgments are entered against Obligor, General Partner or any of their Affiliates, singly or in the aggregate, which are in excess of

$5,000,000, and which remain unsatisfied or unstayed for more than ninety (90) days.


                                       X

                 ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

       X.1     Acceleration.

               If any Event of Default described in Section 9.11 hereof occurs, the obligation of the Lenders to make Advances hereunder shall automatically terminate and the Obligations shall immediately become due and payable. If any other Event of Default described in Article IX hereof occurs, (i) the approval of all of the Lenders shall be required as a condition to the funding of any Advances after the date of such Event of Default, and (ii) at the election of the Super-Majority Lenders the obligation of the Lenders to make Advances shall be terminated and the Obligations may be declared to be due and payable.

       X.2 Preservation of Rights; Amendments. No delay or omission of the Lenders in exercising any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of an Advance notwithstanding the existence of a Default or the inability of the Obligor to satisfy the conditions precedent to such Advance shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lenders until the Obligations have been paid in full.

                                       XI

                                   THE AGENT

       XI.1 Appointment. First Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article XI. The Agent shall not have a fiduciary relationship in respect of any Lender by reason of this Agreement. Notwithstanding its designation hereunder, the Co-Agent shall not share in any of the duties, rights, responsibilities or liabilities of the Agent hereunder.

       XI.2 Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, other than the duty to act in good faith, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

       XI.3 General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Obligor, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct or except as may be otherwise expressly stated in this Agreement.

       XI.4 No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document; (iii) the satisfaction of any condition specified in Article IV except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

       XI.5 Action on Instructions of Lenders. The Agent will notify the Lenders promptly after it has actual knowledge of the existence of any Default and shall notify Obligor and General Partner of the existence of any such Default promptly after being so directed in writing by the Required Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, the Super-Majority Lenders or all of the Lenders, as this Agreement may require, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders (including the Agent if also a Lender) pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

       XI.6 Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, independent contractors and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents and except as to the gross negligence or wilful misconduct of Agent's employees (but not third parties agents, independent contractors or attorneys-in-fact selected by Agent), for the default or misconduct of any such agents, independent contractors or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document; provided that Agent shall not be entitled to pro rata reimbursement from the other Lenders for the costs of obtaining such advice from counsel if such advice was obtained in connection with any allegation by a Lender that Agent has breached its obligation under the Loan Documents, and subsequently it is adjudicated in a court of competent jurisdiction that Agent in fact did breach its obligations under the Loan Document.

       XI.7 Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

       XI.8 Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably (i) for any amounts not reimbursed by the Obligor for which the Agent is entitled, solely in its capacity as Agent, to reimbursement by the Obligor under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Obligor, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent solely in its capacity as Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

       XI.9 Rights as a Lender. With respect to the Commitment, Advances made by it and the Note issued to it, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and the Lenders may each accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Obligor or any of its Subsidiaries in which the Obligor or such Subsidiary is not restricted hereby from engaging with any other Person.

       XI.10 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Obligor and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

       XI.11 Successor Agent. Each Lender agrees that First Chicago shall serve as Agent at all times during the term of this Facility, except that (i) First Chicago may at any time in its sole discretion resign as Agent by giving written notice thereof to the Lenders and the Obligor, and (ii) First Chicago may be removed as Agent at any time with cause by written notice received by the Agent from the Super-Majority Lenders (other than First Chicago). Upon any such resignation or removal, the Lenders (including First Chicago) shall have the right to appoint, on behalf of the Obligor and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation, then the retiring Agent may appoint, on behalf of the Obligor and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $150,000,000 (or a wholly-owned direct or indirect subsidiary of either such a commercial bank or a parent of such a commercial bank). Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.


                                      XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

       XII.1   Successors and Assigns.

               The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of Obligor and the Lenders and their respective successors and assigns, except that the Obligor shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all the Lenders and any assignment by any Lender must be made in compliance with Section 12.3. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with
Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

       XII.2   Participations.

               12.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Advance owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents provided that, so long as an Event of Default does not exist at the time of the sale of the proposed participation, the Agent (and any successor Agent) shall at all times keep at least Fifteen Million Dollars ($15,000,000) of its Commitment for its own account, unless and until such Agent (or successor Agent) shall have resigned or been replaced for cause. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by Obligor under this Agreement shall be determined as if such Lender had not sold such participating interests, and Obligor and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

               12.2.2 Voting Rights. With respect to the terms of any participation or other agreements between a Lender and its Participants, each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which forgives principal, interest or fees or reduces the interest rate or fees payable hereunder, postpones any date fixed for any regularly-scheduled payment of principal of, or interest on, the Obligations, releases Collateral beyond any releases expressly provided for herein or extends the Maturity Date.

               12.2.3 Benefit of Setoff. The Obligor agrees that each Participant shall be deemed to have the right of setoff provided in
       Section 13.15 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 13.15 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 13.15, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with
       Section 13.15 as if each Participant were a Lender.

       XII.3   Assignments.

               12.3.1 Permitted Assignments. Any Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (collectively, "Purchasers") all or any part of its rights and obligations under the Loan Documents, except that no consent of Agent shall ever be required for (i) any assignment to a Person directly or indirectly controlling, controlled by or under direct or indirect common control with the assigning Lender or (ii) the pledge or assignment by a Lender of such Lender's Note and other rights under the Loan Documents to any Federal Reserve Bank in accordance with applicable law. With respect to any assignments made pursuant to this Section:
       (a) any such assignment of a Lender's Advances or Commitments shall be in a minimum aggregate principal amount of Five Million Dollars ($5,000,000), (b) each Lender (other than Agent) shall retain a minimum Commitment of at least Five Million Dollars ($5,000,000) of such Lender's original commitment; and (c) at all times prior to its resignation or removal for cause, Agent (and any successor Agent) shall retain a minimum Commitment of at least Fifteen Million Dollars ($15,000,000). Notwithstanding anything contained in this Agreement to the contrary, each Lender shall be entitled to freely assign all or any portion of its respective Commitment without the Agent's consent or any restrictions on the amount of any such assignment or the amount retained by such Lender, if at the time of such proposed assignment an Event of Default exists hereunder. A processing fee of $3,000 per assignee shall be paid to the Agent by the assignor or assignee as a condition to each such assignment to reimburse Agent for its involvement in such assignment.

               12.3.2 Effect; Effective Date. Upon delivery to the Agent of a notice of assignment executed by the assigning Lender and the Purchaser, such assignment shall become effective on the effective date specified in such notice of assignment. The notice of assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and the Loan under the applicable assignment agreement are "plan assets" as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be "plan assets" under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Obligor, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Commitment and Advances assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Agent and Obligor shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

       XII.4 Dissemination of Information. Obligor authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of Obligor and General Partner.

       XII.5 Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with all applicable provisions of the Code with respect to withholding and other tax matters.


                                      XIII

                               GENERAL PROVISIONS

       XIII.1 Survival of Representations. All representations and warranties contained in this Agreement shall survive delivery of the Notes and the making of the Advances herein contemplated.

       XIII.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Obligor in violation of any limitation or prohibition provided by any applicable statute or regulation.

       XIII.3 Taxes. Any recording and other taxes (excluding income taxes) or other similar assessments or charges payable or ruled payable by any governmental authority incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Obligor, together with interest and penalties, if any.

       XIII.4 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

       XIII.5 No Third Party Beneficiaries. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

       XIII.6 Expenses; Indemnification. Obligor will pay (a) all out-of-pocket costs and expenses incurred by the Agent (including the reasonable fees, out-of-pocket expenses and other reasonable expenses of counsel, which counsel may be employees of Agent) in connection with the preparation, execution and delivery of this Agreement, the other Loan Documents and any other agreements or documents referred to herein or therein and any amendments thereto, (b) all out-of-pocket costs and expenses incurred by the Agent and the Lenders (including the reasonable fees, out-of-pocket expenses and other reasonable expenses of counsel to the Agent and the Lenders, which counsel may be employees of Agent or the Lenders) in connection with the enforcement and protection of the rights of the Lenders under this Agreement, any of the other Loan Documents or any other agreement or document referred to herein or therein, (c) all costs of obtaining all Appraisals, environmental reports, engineering reports and all other documents or reports required to be furnished to the Agent or the other Lenders pursuant to Article IV hereof, and
(d) all reasonable and customary costs and expenses of periodic audits by the Agent's personnel of the Obligor's books and records provided that prior to an Event of Default, Obligor shall be required to pay for only one such audit during any year. The Obligor further agrees to indemnify the Lenders, their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not a Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder; provided, however, that Obligor shall not be obligated to reimburse any Lender for expenses incurred in connection with any litigation or other dispute occurring solely between two or more Lenders which arises prior to the occurrence of a Default by Obligor under any of the Loan Documents. The obligations of the Obligor under this Section shall survive the termination of this Agreement.

       XIII.7 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

       XIII.8 Nonliability of the Lenders. The relationship between the Obligor and the Lenders shall be solely that of borrower and lender. The Lenders shall not have any fiduciary responsibilities to the Obligor. The Lenders undertake no responsibility to the Obligor to review or inform the Obligor of any matter in connection with any phase of the Obligor's business or operations.

       XIII.9 Choice of Law. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

       XIII.10 Consent to Jurisdiction. THE Obligor HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE Obligor HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDERS TO BRING PROCEEDINGS AGAINST THE Obligor IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE Obligor AGAINST THE LENDERS OR ANY AFFILIATE OF THE LENDERS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY

ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

       XIII.11 Waiver of Jury Trial. THE Obligor, THE GENERAL PARTNER AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

       XIII.12 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Obligor and the Lenders and their respective successors and assigns, except that the Obligor shall not have the right to assign its rights or obligations under the Loan Documents. Any assignee or transferee of the Notes agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of the Notes, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Notes or of any note or notes issued in exchange therefor.

       XIII.13 Entire Agreement; Modification of Agreement. The Loan Documents embody the entire agreement among the Obligor, General Partner, Agent, and Lenders and supersede all prior conversations, agreements, understandings, commitments and term sheets among any or all of such parties with respect to the subject matter hereof. Any provisions of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Obligor, and Agent if the rights or duties of Agent are affected thereby, and

               (a)      all Lenders if such amendment or waiver

                        (i) reduces or forgives any principal of any unpaid Advance or any interest thereon or any fees due hereunder; or

                        (ii) postpones the date fixed for any payment of principal of or interest on any Obligation or any fees payable to the Lenders hereunder; or

                        (iii) changes the amount of any Lender's Commitment or the Aggregate Commitment (other than pursuant to an assignment permitted under Section 12.3) or the unpaid principal amount of any of the Notes; or

                          (iv) would amend or waive the method of calculating the Borrowing Base; or

                          (v)    extends the Maturity Date; or

                          (vi) releases any Collateral beyond any releases expressly provided for herein; or

                          (vii) releases or reduces the liability of the General Partner pursuant to the Guaranty or the Environmental Indemnity; or

                          (viii) changes the definitions of Percentage, Required Lenders or Super-Majority Lenders or modifies any requirement for consent by all of the Lenders; or

                          (ix)  would amend or waive the provisions of Section
               2.5 or Section 8.5 hereof;

               (b) the Super-Majority Lenders in the case of any amendment or waiver of the provisions of Sections 7.4 or 7.13 or of Article VIII hereof; or

               (c) the Required Lenders in the case of all other waivers or amendments.

       XIII.14 Dealings with the Obligor. The Lenders and their Affiliates may accept deposits from, extend credit to and generally engage in any kind of banking, trust or other business with the Obligor or the General Partner or any of their Affiliates regardless of the capacity of the Lenders hereunder.

       XIII.15  Set-Off.

               (a) If an Event of Default shall have occurred, each Lender shall have the right, at any time and from time to time without notice to the Obligor, any such notice being hereby expressly waived, to set-off and to appropriate or apply any and all deposits of money or property or any other indebtedness at any time held or owing by such Lender to or for the credit or the account of the Obligor against and on account of all outstanding Obligations and all Obligations which from time to time may become due hereunder and all other obligations and liabilities of the Obligor under this Agreement, irrespective of whether or not such Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured.

               (b) Each Lender agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal, interest or fees due with respect to any Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal, interest or Fees due with respect to any Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders and such other adjustments shall be made, as may be required so that all such payments of principal, interest or Fees with respect to the Notes held by the Lenders shall be shared by the Lenders pro rata according to their respective Commitments.

       XIII.16 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Obligor and each of the Lenders.

       XIII.17 Releases of Parcels. Upon Obligor's written request from time to time Lenders shall release from the lien of the Mortgages that portion or those portions of the Properties which are non-revenue producing parcels, all upon the satisfaction of the following conditions:

               (a) No Default or Event of Default shall exist under this Agreement at the time of such release;

               (b) Obligor shall furnish Agent with a survey clearly depicting the boundaries of the particular parcel or parcels for which a release is being requested, together with a legal description of such parcel or parcels;

               (c) Obligor will promptly pay Agent's reasonable out-of-pocket costs (including attorneys' fees and expenses) in connection with the review of the surveys and legal descriptions for such parcel(s) and the preparation of all necessary release documents;

               (d) Obligor shall furnish Agent with evidence and documentation satisfactory to Agent (including, without limitation, declarations of covenants, conditions and restrictions and/or reciprocal easement or other operating agreements (collectively, "REA"), if necessary) that following the release and any subsequent sale, other disposition and/or development of such parcel(s) (i) the Property of which such parcel is a part shall have legal access to all utility lines and utility and other easements necessary for the operation of such Property, (ii) pedestrian and vehicular access to and/or from such Property shall not have been adversely legally affected or impaired (as compared to the access existing on the date of this Agreement), (iii) the number and size of the parking spaces for such Property shall satisfy the requirements of applicable law and any applicable REA, and (iv) such Property shall not have been adversely affected and shall remain in material compliance with all zoning, building, construction, and other laws, orders or regulations, the terms of the REA, the terms of all leases and the terms of other recorded or unrecorded documents regarding the use or operation of all or any portion of such Property;

               (e) Obligor shall furnish Agent with evidence satisfactory to Agent that, within 18 months following the release of such parcel(s), such parcel(s) will be assessed and taxed separately from the remainder of such Property; and

               (f) Obligor shall furnish Agent with evidence and documentation satisfactory to Agent (which may include an REA, if necessary) that (i) the proposed use(s) of the parcel(s) are compatible with the then current use of such Property and do not violate any use restrictions or non-compete provisions included in any of the leases, and, (ii) all improvements constructed on such parcel(s) (including, without limitation, all signs) are architecturally compatible (including, but not limited to, design, shape, color and materials) with the improvements on the Property.

                                      XIV

                                    NOTICES

       XIV.1 Giving Notice. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes). Notice may be given as follows:

               To the Obligor:

                        Horizon/Glen Outlet Centers Limited Partnership c/o Horizon Group, Inc.
                        5000 Hakes Drive
                        Muskegon, Michigan  49441
                        Attention:  Mr. Joseph Cattivera
                           Telecopy:   (616) 798-9101

               To General Partner:

                        Horizon Group, Inc.
                        5000 Hakes Drive
                        Muskegon, Michigan  49441
                        Attention:  Mr. Joseph Cattivera
                           Telecopy:   (616) 798-9101

               Each of the above with a copy to:

                        Rudnick & Wolfe
                        203 North LaSalle Street
                        Suite 1800
                        Chicago, Illinois  60601
                        Attention:  Errol Halperin, Esq.
                           Telecopy:   (312) 236-7516

               To the Lenders:

                        c/o The First National Bank of Chicago
                        One First National Plaza
                        Chicago, Illinois  60670
                        Attention:  Real Estate Finance Department
                           Telecopy:  (312) 732-1117

               With a copy to:

                        Sonnenschein Nath & Rosenthal
                        8000 Sears Tower
                        Chicago, Illinois  60606
                        Attention:  Patrick G. Moran, Esq.
                           Telecopy:  (312) 876-7934

               Copies of all notices to the Lenders also shall be sent to:

                        Michigan National Bank
                        77 Monroe Center
                        Grand Rapids, Michigan  49503
                        Attention:  Commercial Lending 02-53
                           Telecopy:   (616) 451-7708

                        KeyBank National Association
                        127 Public Square
                        Mail Code:  01-127-0603
                        Cleveland, Ohio  44114
                        Attention:  Mr. Alex Kurrelmeier
                           Telecopy:  (216) 689-4997

                        Comerica
                        One Detroit Center
                        500 Woodward Avenue
                        Seventh Floor
                        Detroit, Michigan  48226
                        Attention:  Mr. David J. Campbell
                           Telecopy:  (312) 222-9295

                        BHF-Bank Aktiengesellschaft,
                        New York Branch
                        590 Madison Avenue
                        New York, New York  10022
                        Attention:  Ms. Catherine Hickey
                        Telecopy:  (212) 756-5910 or 5536

                        Wells Fargo Realty Advisors Funding
                          Incorporation
                        c/o Wells Fargo Real Estate Group, Inc.
                        2020 K Street, N.W., Suite 420
                        Washington, D.C.  20006
                        Attention:  Manager, Loan Administration Department
                           Telecopy:  (202) 296-6036

               with a copy to:

                        Wells Fargo Bank
                        Real Estate Group
                        420 Montgomery Street
                        San Francisco, California  94111
                        Attention:  Senior Credit Officer
               with a copy to:

                        Bingham, Dana & Gould
                        1200 Nineteenth Street, N.W.
                        Suite 400
                        Washington, D.C.  20036
                        Attention:  Barry P. Rosenthal, Esq.

                        Mellon Bank, N.A.
                        One Mellon Bank Center
                        Pittsburgh, Pennsylvania  15258
                        Attention:  Terri Wyda
                        Telecopy:  (412) 234-8657

                        AmSouth Bank of Alabama
                        Commercial Real Estate Lending
                        1900 Fifth Avenue, North
                        Birmingham, Alabama  35203
                        Attention:  R. Scott Pulliam
                        Telecopy:  (205) 326-4075

               To the Agent:

                        The First National Bank of Chicago
                        One First National Plaza
                        Chicago, Illinois  60670
                        Attention: Real Estate Finance Department
                        Telecopy:  (312) 732-1117

               With a copy to:

                        Sonnenschein Nath & Rosenthal
                        8000 Sears Tower
                        Chicago, Illinois  60606
                        Attention:  Patrick G. Moran, Esq.
                        Telecopy:  (312) 876-7934

       XIV.2 Change of Address. Each party may change the address for service of notice upon it by a notice in writing to the other parties hereto.

                                       XV

                                 CONSOLIDATION

       XV.1 Effect. This Agreement consolidates, amends and restates the Horizon Agreement and the McG Agreement in their entirety.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OBLIGOR:                                  HORIZON/GLEN OUTLET CENTERS LIMITED
                                          PARTNERSHIP

                                          By:      HORIZON GROUP, INC., its
                                                   General Partner


                                          By:____________________________
                                          Title:_________________________


GENERAL PARTNER:                          HORIZON GROUP, INC.


                                          By:_________________________________
                                          Title:______________________________


LENDERS:                                  THE FIRST NATIONAL BANK OF CHICAGO


                                          By:_________________________________
                                               Title:  Vice President
                                               Commitment:  $45,000,000
                                               Percentage:  21.9512195%

                                         WELLS FARGO REALTY ADVISORS FUNDING,
                                         INCORPORATED, a Colorado corporation

                                         By:   Wells Fargo Real Estate Group,
                                               Inc., a California corporation,
                                               its Agent


                                                By:____________________________
                                                Title:  Vice President


                                                By:____________________________
                                                Title:  Assistant Secretary

                                         Commitment:  $35,000,000
                                         Percentage:  17.0731707%


                                         AMSOUTH BANK OF ALABAMA


                                         By:_________________________________
                                         Title: _____________________________
                                         Commitment:  $25,000,000
                                         Percentage:  12.1951219%


                                         COMERICA


                                         By:_________________________________
                                         Title: Vice President
                                         Commitment:  $25,000,000
                                         Percentage:  12.1951219%


                                         KEYBANK NATIONAL ASSOCIATION


                                         By:_________________________________
                                         Title: _____________________________
                                         Commitment:  $20,000,000
                                         Percentage:  9.7560975%

                                         MELLON BANK, N.A.


                                         By:_________________________________
                                         Title: _____________________________
                                         Commitment:  $20,000,000
                                         Percentage:  9.7560975%


                                         MICHIGAN NATIONAL BANK


                                         By:_________________________________
                                         Title:______________________________
                                         Commitment:  $20,000,000
                                         Percentage:  9.7560975%


                                         BHF-BANK AKTIENGESELLSCHAFT, NEW
                                         YORK BRANCH


                                         By:_________________________________
                                         Title: _____________________________


                                         By:_________________________________
                                         Title: _____________________________

                                         Commitment:  $15,000,000
                                         Percentage:  7.3170731%


AGENT:                                   THE FIRST NATIONAL BANK OF CHICAGO


                                         By:_________________________________
                                         Title:  Vice President

CO-AGENT:                                WELLS FARGO REALTY ADVISORS FUNDING,
                                         INCORPORATED, a Colorado corporation

                                         By:    Wells Fargo Real Estate Group,
                                                Inc., a California corporation,
                                                its Agent


                                                 By:____________________________
                                                 Title:  Vice President


                                                 By:____________________________
                                                 Title:  Assistant Secretary

                                   EXHIBIT A

                                  FORM OF NOTE


                     [AMENDED AND RESTATED] PROMISSORY NOTE


$_______________                                                  June __, 1996


       On or before the Maturity Date, as defined in that certain Consolidated, Amended and Restated Revolving Credit Agreement of even date herewith (the "Agreement") between HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), HORIZON GROUP, INC., a Michigan corporation, THE FIRST NATIONAL BANK OF CHICAGO, a national bank organized under the laws of the United States of America in its capacity as agent ("Agent"), and various other lenders, including _________________________ ("Lender"), the Borrower promises to pay to the order of Lender, or its successors and assigns, the principal sum of ______________________________ DOLLARS ($__________.00) or the aggregate unpaid principal amount of all Advances made by Agent on behalf of Lender to the Borrower pursuant to Section
2.1 of the Agreement, in immediately available funds at the office of the Agent in Chicago, Illinois, together with interest on the unpaid principal amount hereof outstanding from time to time at the rates and on the dates set forth in the Agreement. The Borrower shall make principal payments at the times and in the amounts from time to time required under the Agreement and shall pay any and all principal amounts outstanding under this Promissory Note in full on the Maturity Date in accordance with the terms of the Agreement.

       Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Advance and the date and amount of each principal payment hereunder.

       This Note is issued pursuant to, and is entitled to the security provided under and benefits of, the Agreement and the other Loan Documents, to which Agreement and Loan Documents, as they may be amended from time to time, reference is hereby made for, inter alia, a statement of the terms and conditions under which this Note may be prepaid or the Maturity Date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

       [This Note amends and restates in its entirety the Note dated _______________ in the maximum principal sum of $_______________ executed by the Borrower in favor of the Lender.]

       If there is an Event of Default or Default under the Agreement or any other Loan Document and Agent exercises the remedies provided under the Agreement and/or any of the Loan Documents for the Lenders, then in addition to all amounts recoverable by the Agent and the Lenders under such documents, Agent and the Lenders shall be entitled to receive reasonable attorneys fees and expenses incurred by Agent and the Lenders in connection with the exercise of such remedies.

       Borrower and all endorsers severally waive presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and any and all lack of diligence or delays in collection or enforcement of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time, and expressly consent to the release of any party liable for the obligation secured by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of the Borrower and any endorsers hereof.

       This Note shall be governed and construed under the internal laws of the State of Illinois.

       BORROWER AND LENDER, BY ITS ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS PROMISSORY NOTE AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT BEFORE A JURY.

                                      HORIZON/GLEN OUTLET CENTERS LIMITED
                                      PARTNERSHIP

                                      By:      HORIZON GROUP, INC., its
                                               General Partner


                                               By:____________________________
                                               Title:_________________________

                             PAYMENTS OF PRINCIPAL


                              Unpaid
                              Principal                         Notation
Date                          Balance                           Made by


________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                  EXHIBIT B-1

                                FORM OF MORTGAGE

                                  EXHIBIT B-2

                             FORM OF DEED OF TRUST

                                   EXHIBIT C

                   FORM OF ASSIGNMENT OF OPERATING AGREEMENTS

                                   EXHIBIT D

                           FORM OF SECURITY AGREEMENT

                                   EXHIBIT E

                        FORM OF ENVIRONMENTAL INDEMNITY

                                   EXHIBIT F

                                FORM OF GUARANTY

                                   EXHIBIT G

                     FORM OF ASSIGNMENT OF RENTS AND LEASES

                                   EXHIBIT H

                            LEGAL OPINION - OBLIGOR

                                   EXHIBIT I

                        LEGAL OPINION - GENERAL PARTNER


                             INCLUDED IN EXHIBIT H

                                   EXHIBIT J

                       DESCRIPTIONS OF INITIAL PROPERTIES


                                                                 APPRAISED VALUE

     1.        Outlet at Gilroy                                      $45,219,512
               Gilroy, CA

     2.        Lighthouse Place Outlet Center                        $56,731,707
               Michigan City, IN

     3.        Manufacturer's Market Place                           $17,492,683
               Monroe Charter Township, MI

     4.        Horizon Outlet Center, Port Huron                      $8,229,268
               Kimball Township, MI

     5.        Manufacturer's Marketplace                             $9,695,732
               Traverse City, MI

     6.        Calhoun Outlet Center                                 $12,582,927
               Calhoun, GA

     7.        Chespeake Village - Phase III, IV & V                 $10,443,415
               Queenstown, MD

     8.        Southwest Outlet Center - Phase I & II                $23,329,268
               Hillsboro, Hill County, TX

     9.        Lake Elsinore - Phase I & II                          $42,778,049
               Lake Elsinore, CA

    10.        Pismo Beach Outlet Center Phase I                     $20,124,390
               Pismo Beach, CA

    11.        Warrenton Outlet Center - Phase I                     $14,021,951
               Warrenton, MO

    12.        Silverthorne Factory Stores                           $28,865,854
               Silverthorne, CO

    13.        Village Shops at Birch Run                            $15,510,000
               Birch Run, MI

    14.        New Mexico Outlet Center                              $14,358,537
               Algodones, NM

    15.        Finger Lakes Outlet Center - Phase I                  $22,900,000
               Waterloo, NY

                                   EXHIBIT K

                             FORM OF SUBORDINATION,
                    NON-DISTURBANCE AND ATTORNMENT AGREEMENT

                                   SCHEDULE 1

                                  PRICING GRID




                                      After           During
                                  Supplemental       Reduced      Public Debt Rating     Public Debt Rating
                                  Equity Closing     Leverage       -- Level One           -- Level Two
 Applicable Spread    Initial         Date           Period       (at or above BBB-       (at or above BBB
                                                                      and Baa3)               and Baa2)
Base Rate Spread      0.25%          -0-              -0-               -0-                      -0-

LIBOR Spread          2.00%         1.875%           1.75%             1.625%                   1.50%


       If more than one category applies at any given time, the category having the lowest spread shall apply. The categories are defined as follows:

       "Public Debt Rating -- Level One" means any date on which the public debt of either General Partner or Obligor has received ratings of "BBB-" or better from Standard & Poor's Rating Group ("S&P") and "Baa3" or better from Moody's Investors Service, Inc. ("Moody's"), provided that, if either S&P or Moody's does not rate such debt, the Obligor may replace one, but not both, of such ratings with an equivalent or better rating received from another rating agency, which agency and rating level are acceptable to all of the Lenders.

       "Public Debt Rating -- Level Two" means any date, on which the public debt of either the General Partner or Obligor has received ratings of "BBB" or better from S&P and "Baa2" or better from Moody's, provided that, if either S&P or Moody's does not rate such debt, the Obligor may replace one, but not both, of such ratings with an equivalent or better rating received from another rating agency, which agency and rating level are acceptable to all of the Lenders.

       "Reduced Leverage Period" means any period (i) beginning on the date on which quarterly financial statements are delivered to the Agent evidencing that the Consolidated Operating Partnership has Total Funded Debt which is thirty-five percent (35%) or less of its Implied Capitalization Value (as measured on the last day of its most recent full fiscal quarter) and (ii) ending on the date on which quarterly financial statements are delivered to the Agent evidencing that the Consolidated Operating Partnership has Total Funded Debt which exceeds thirty-five percent (35%) of its Implied Capitalization Value (as measured on the last day of its most recent full fiscal quarter).

       "Supplemental Equity Closing Date" means the date, if any, on which Obligor has received, in the aggregate since the Effective Date, additional equity investments of not less than $100,000,000 in the aggregate through (i) contributions of net proceeds by the General Partner to Obligor from additional public or private equity offerings of the common or preferred stock of General Partner or (ii) contributions of additional manufacturer's retail outlet shopping centers in exchange for partnership units in Obligor (such centers to be valued at their then-current market value net of any mortgage debt).

                                 SCHEDULE 5.10

                              LITIGATION (Obligor)


                                      NONE

                                 SCHEDULE 5.20

                            ENVIRONMENTAL COMPLIANCE


                                      NONE

                                 SCHEDULE 5.27

                             SUBSIDIARIES (Obligor)


Corporate Entities

1.     First HGI, Inc., a Delaware corporation

2.     HGI Perryville, Inc., a Maryland corporation

3.     MG Third Party Services Corp., a Delaware corporation

4.     HGI Management Corp., a Michigan corporation

Partnership Entities

5. Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership

6.     First Horizon Group Limited Partnership, a Delaware limited partnership

7.     H/G Perryville Limited Partnership, a Maryland limited partnership

8.     MG Long Island Limited Partnership, a Virginia limited partnership

9.     MG Patchogue Limited Partnership, a D.C. limited partnership

10.    MG Patchoque II Limited Partnership, a Virginia limited partnership

11.    MG Medford Limited Partnership, a D.C. limited partnership

12.    HGL Outlet Associates, a Delaware general partnership




_________________________

* Excludes subsidiaries which, in the aggregate, do not have material assets or liabilities.

                                  SCHEDULE 6.8

                          LITIGATION (GENERAL PARTNER)


                                      NONE

                                 SCHEDULE 6.19

                         SUBSIDIARIES (GENERAL PARTNER)


Corporate Entities

1.     First HGI, Inc., a Delaware corporation

2.     HGI Perryville, Inc., a Maryland corporation

3.     MG Third Party Services Corp., a Delaware corporation

4.     HGI Management Corp., a Michigan corporation

Partnership Entities

5. Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership

6.     First Horizon Group Limited Partnership, a Delaware limited partnership

7.     H/G Perryville Limited Partnership, a Maryland limited partnership

8.     MG Long Island Limited Partnership, a Virginia limited partnership

9.     MG Patchogue Limited Partnership, a D.C. limited partnership

10.    MG Patchoque II Limited Partnership, a Virginia limited partnership

11.    MG Medford Limited Partnership, a D.C. limited partnership

12.    HGL Outlet Associates, a Delaware general partnership




_________________________

* Excludes subsidiaries which, in the aggregate, do not have material assets or liabilities.